Exhibit 2.1

Execution Copy

SECURITIES PURCHASE AGREEMENT

by and among

CRANE TECHNICAL MATERIALS, INC.,

CRANE & CO., INC.,

NEENAH PAPER, INC.

and

NEENAH FILTRATION, LLC

dated as of June 2, 2014

i

Table of Contents (continued)

ii

Table of Contents (continued)

iii

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into effective as of June 2, 2014 by and among:  (i) Crane Technical Materials, Inc., a Massachusetts corporation (the “Company”); (ii) Crane & Co., Inc., a Massachusetts corporation and the sole stockholder of the Company (the “Seller” and together with the Company, “Crane”); (iii) Neenah Filtration, LLC, a Delaware limited liability company (the “Buyer”); and (iv) Neenah Paper, Inc., a Delaware corporation and the sole equity holder of the Buyer (the “Parent” and together with the Buyer, “Neenah”).  From and after the Closing, the term “Neenah” shall also include the Company.

Introduction

The Company is in the business of manufacturing non-woven and composite materials constructed from polymers, glass and natural fibers (the “Business”).  The Seller owns all of the issued and outstanding shares of capital stock of the Company.  The Buyer wishes to purchase, and the Seller wishes to sell, all of the outstanding capital stock of the Company on the terms and conditions set forth in this Agreement.  In connection with such purchase, Neenah and the Seller will join in making an election under Section 338(h) (10) of the Internal Revenue Code of 1986, as amended (the “Code”).

An index of defined terms is set forth in Section 9.15.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

1.1.         Purchase and Sale.    In reliance upon the representations and warranties contained in this Agreement, and subject to the terms and conditions hereof, at the Closing, the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the outstanding capital stock of the Company (the “Purchased Securities”).  At the Closing, the Seller will deliver to the Buyer certificates representing the Purchased Securities duly endorsed for transfer and free and clear of all Liens, other than restrictions on transfer under applicable securities laws.  The acquisition of the Purchased Securities and the other transactions contemplated herein are sometimes collectively referred to herein as the “Transactions”.

1.2.         Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Transactions (the “Closing”) will take place at the offices of Choate, Hall & Stewart LLP in Boston, Massachusetts (or, if the parties agree in writing, remotely by mail, facsimile, email or other manner as may be mutually agreed upon by the Seller and the Buyer) (a) on the later of (i) July 1, 2014 or (ii) two business days after the conditions set forth in

ARTICLE VI are satisfied (other than those conditions which by their nature are normally satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or waived, or (b) on such other date that is agreed to in writing by the Seller and the Buyer, subject in each case to the satisfaction or waiver of the conditions to Closing specified in ARTICLE VI hereof.  The date and time at which the Closing actually occurs is referred to herein as the “Closing Date”.  The Closing shall be deemed to occur at 11:59 p.m. Boston, Massachusetts time on the Closing Date.

1.3.         Certain Definitions; Pre-Closing Deliveries.

(a)           Certain Definitions.  As used herein, the following terms shall have the following meanings:

“Affiliate” of a specified Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person, provided that after the Closing (i) the Company shall not be considered an Affiliate of the Seller or any of the Seller’s Affiliates and (ii) none of the Seller or any of its Affiliates shall be considered an Affiliate of the Company.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Base Purchase Price” means $72,000,000.00.

“Closing Cash” means, as of immediately prior to the Closing, the cash, cash-equivalents, marketable securities and deposits of the Company as reflected on the books of the Company.  The Closing Cash shall be determined in accordance with GAAP using the same methods, practices and principles used by the Company to prepare its December 31, 2013 unaudited Financial Statements.

“Closing Indebtedness” means, as of immediately prior to the Closing and without duplication of amounts:  (i) all outstanding principal, interest, fee, expense and other payment obligations of the Company for borrowed money, including those evidenced by bonds, debentures, notes or other similar instruments; (ii) all outstanding payment obligations of the Company, determined in accordance with GAAP, under capital leases; (iii) all outstanding payment obligations of the Company for deferred purchase price for property (excluding accounts payable and other current liabilities incurred in the ordinary course of business); and (iv) all outstanding payment obligations of the Company in respect of letters of credit.  In no event will the Closing Indebtedness include any (a) liability included within the definition of Closing Working Capital, (b) indebtedness arranged by Neenah or any of its Affiliates or (c) indebtedness of the Company released in accordance with Section 6.1(j).

“Closing Purchase Price” means the sum of the Base Purchase Price, (i) plus (to the extent a positive number) or minus (to the extent a negative number), as applicable, an amount equal to the Closing Cash, and (ii) plus the amount, if any, by which the Closing Working Capital exceeds $11,475,000, or minus the amount, if any, by which the Closing

Working Capital is less than $11,425,000.  The Closing Purchase Price shall be finally determined in accordance with Section 1.5.

“Closing Sale Bonuses” means the aggregate amount, if any, of all sale, transaction and change of control bonuses and similar payments or amounts payable to the Company Employees in connection with the Closing of the Transactions.  For the avoidance of doubt, the Closing Sale Bonuses do not include the Earnout Sale Bonuses.

“Closing Working Capital” has the meaning set forth on Schedule 1.3(a).

“Company Material Adverse Effect” means, with respect to the Company, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, has had, or would reasonably be expected to have, a material adverse effect on the assets, Business, operations, financial condition, or results of operations of the Company; provided, that in no event shall any of the following be taken into account in the determination of whether a Company Material Adverse Effect has occurred:  (i) any change in any Legal Requirement or GAAP; (ii) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack) that does not have a materially disproportionate impact on the Company as compared to other companies in its industry; (iii) any change resulting from the announcement or pendency of the Transactions, from any meeting conducted pursuant to Section 5.18 or attributable to the fact that Neenah or any of its Affiliates are the prospective owners of the Company; (iv) any event, condition or other matter disclosed on a Schedule to this Agreement; (v) any change resulting from any action by the Seller, the Company or any of their respective Affiliates contemplated by this Agreement; or (vi) the failure of the Company to achieve any financial projections or budget, provided that the cause(s) underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred so long as such cause(s) are not excluded by clauses (i) through (iv) above.

“Competing Business” means any Person engaged in a business that is substantially similar to, or is competitive with, the Business as conducted by the Company as of immediately prior to the Closing.

“Earnout Sale Bonuses” means the aggregate amount, if any, of all sale, transaction and change of control bonuses and similar payments or amounts payable to the Company Employees in connection with and as a result of an Earnout Payment, if any, paid to and actually received by the Seller pursuant to Schedule 1.6.

“Estimated Closing Purchase Price” means the Closing Purchase Price estimated as of May 31, 2014 using the Estimated Closing Cash and the Estimated Working Capital.

“Estimated Closing Cash” means as of May 31, 2014, the cash, cash equivalents, marketable securities and deposits of the Company as reflected on the books of the Company, in accordance with GAAP using the same methods, practices and principles used by the Company to prepare its December 31, 2013 unaudited financial statements.

“Estimated Working Capital” has the meaning set forth on Schedule 1.3(a).

“GAAP” means United States generally accepted accounting principles as of the date hereof, consistently applied.

“Governmental Authority” means any:  (i) foreign, federal, state, provincial, municipal or local government, court, tribunal, administrative agency or department, (ii) any other governmental, government appointed or regulatory authority or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Lien” means any lien, security interest, charge, pledge, restriction, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation or otherwise adversely affects the right, title or interest of a Person in any property.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust or other entity or business organization.

“Purchase Price” means the sum of the Closing Purchase Price plus the Earnout Payment, if any.

“Representative” means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Sale Bonuses” means the Closing Sale Bonuses and the Earnout Sale Bonuses, if any.

“Seller’s Expenses” means all unpaid fees and expenses of attorneys, accountants, investment bankers and other advisors of the Seller and the Company relating to the Transactions, including the unpaid fees and expenses of Brown Brothers Harriman & Co. (“BBH”) and Choate, Hall & Stewart LLP.  In no event, however, will any fees and expenses incurred by or for the account of Neenah or any of its Affiliates, or any fees or expenses incurred by the Company after the Closing, be considered Seller’s Expenses.

(b)           Pre-Closing Deliveries.  At least three business days prior to the Closing, the Seller will furnish to the Buyer:  (i) a certificate signed by the Company (the “Estimated Closing Purchase Price Certificate”) setting forth (A) a good faith estimate of each of the Estimated Closing Cash, Closing Indebtedness and Estimated Closing Working Capital, and (B) a calculation of the Estimated Closing Purchase Price based thereon; (ii) a payoff letter from each holder of Closing Indebtedness indicating the amount required to discharge such indebtedness at the Closing and, if any such Closing Indebtedness is secured, an undertaking by each such holder to discharge any Liens securing any portion of such indebtedness; (iii) final bills and wire transfer instructions from each payee of any portion of the Seller’s Expenses; (iv) a schedule that provides a breakdown by recipient and amount of all Closing Sale Bonuses and by recipient and maximum eligible amount of all Earnout Sale Bonuses (the Earnout Sale Bonuses set forth on such schedule assume the full amount of the Earnout Payment is earned and actually received by the Seller); and (v) a flow of funds memorandum (the “Funds Flow”) that sets forth the applicable payees and wire instructions for all amounts payable under Section 1.4.  Consummation of the Closing shall not be deemed to constitute the Buyer’s acceptance of the amounts described in the Estimated Closing Purchase Price Certificate or the Seller’s calculation thereof for purposes of the final determination of Closing Purchase Price except as otherwise provided by Section 1.5(g).

1.4.         Payments At Closing.  At the Closing, Neenah shall make or cause to be made the following payments (in an amount, in the aggregate, equal to the Estimated Closing Purchase Price shown on the Estimated Closing Purchase Price Certificate) by wire transfer of immediately available funds in accordance with the Funds Flow:

(a)           first, to each holder of Closing Indebtedness, the amount specified in the payoff letters delivered to the Buyer pursuant to Section 1.3(b), or, to the extent no such payoff letter is delivered, the amount of Closing Indebtedness payable to each such holder at Closing;

(b)           second, to the payees of the Seller’s Expenses in accordance with the bills and wire transfer instructions delivered to the Buyer pursuant to Section 1.3(b); and

(c)           third, the balance to the Seller.

Promptly following the Closing, the Seller will pay the Closing Sale Bonuses (less applicable Tax withholdings) in the amounts and to the Persons listed on the Funds Flow.  Any withholding from the Closing Sale Bonuses or the Earnout Sale Bonuses, if any, for Tax purposes (the “Withholding Amount”) shall be treated for all purposes of this Agreement as having been made prior to the Closing to the recipients of such Closing Sale Bonuses and Earnout Sale Bonuses in respect of which such withholding was made and the Seller shall disburse such Withholding Amounts to the applicable Governmental Authority.  The Seller hereby covenants and agrees that neither the Company nor Neenah shall be responsible for, or have any liability associated with, the payment of the Closing Sale Bonuses or any Earnout Sale Bonuses following the Closing.

1.5.         Final Determination of Closing Purchase Price.

(a)           Initial Determination.  Within 90 days after the Closing Date, the Buyer will prepare in good faith and deliver to the Seller a certificate (the “Closing Purchase Price Certificate”) executed by the Buyer setting forth (i) an itemized listing of the Closing Cash and the Closing Working Capital, and (ii) based thereon, the Buyer’s calculation of the final Closing Purchase Price, in each case prepared and determined in accordance with the procedures set forth on Schedule 1.3(a) and Schedule 1.3(b).

(b)           Seller’s Right to Dispute.  If the Seller delivers written notice (the “Disputed Items Notice”) to the Buyer within 90 days after receipt by the Seller of the Closing Purchase Price Certificate stating that the Seller objects to any items in the Closing Purchase Price Certificate (the “Disputed Items”) together with reasonable detail of the reasons for each such objection, the Buyer and the Seller will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable.  Any items that are not identified by the Seller in the Disputed Items Notice shall be deemed final.  If the Seller does not deliver the Disputed Item Notice to the Buyer within 90 days after receipt by the Seller of the Closing Purchase Price Certificate, the Closing Purchase Price specified in the Closing Purchase Price Certificate will be presumed to be true and correct in all respects and will be final and binding on the parties.

(c)           Arbitration of Disputes.  If the Buyer and the Seller are unable to agree upon the Disputed Items within 60 days after delivery of the Disputed Items Notice, the Buyer and the Seller will select an independent, nationally-recognized accounting firm reasonably and mutually acceptable to each of them (the “Independent Accounting Firm”) to resolve the Disputed Items.  If the Buyer and the Seller are unable to agree on the selection of an accounting firm, the accounting firm will be chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be shared equally by the Seller and the Buyer.  The Independent Accounting Firm shall (i) address only the Disputed Items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party, and (ii) re-calculate the Closing Purchase Price, as modified only by the Independent Accounting Firm’s resolution of the Disputed Items.  The Buyer and the Seller will each have the same opportunity to present its position and submit materials regarding the Disputed Items to the Independent Accounting Firm.  The Independent Accounting Firm will make a written determination of each Disputed Item within 30 days after being selected and such determination will be final and binding on the parties.  The fees, costs and expenses of the Independent Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, or if the Independent Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Seller and 50% by the Buyer.

(d)           Payment.  At such time as the Disputed Items are finally resolved and the Closing Purchase Price is finally determined, either (i) Neenah shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds within five business days of the date of final determination, an aggregate amount equal to the excess, if any, of the final Closing Purchase Price over the Estimated Closing Purchase Price, or (ii) the Seller shall cause to be paid to the Buyer, by wire transfer of immediately available funds within five business days of the date of final determination, an aggregate amount equal to the excess, if any, of the Estimated Closing Purchase Price over the final Closing Purchase Price.  Notwithstanding anything in this Agreement to the contrary, a breach by the Seller of its obligation, if any, to make a payment to the Buyer pursuant to this Section 1.5(d) shall not be subject to the limitation set forth in Section 7.2(b)(i) and shall be a direct obligation of the Seller.

(e)           Access to Information.  The Seller and its Representatives will be given full access at all reasonable times to (and shall be allowed to make copies of) the books and records of Neenah and the Company and to any personnel of Neenah and the Company reasonably requested by such Persons, in each case in connection with the determination of the Closing Purchase Price or any dispute relating thereto.  The rights of the Seller under this

Agreement shall not be prejudiced by the failure of the Buyer or the Company to comply with this Section.

(f)            Effect on Other Provisions.  No adjustment to the Closing Purchase Price pursuant to this Section shall be considered a breach of any representation, warranty or other provision of this Agreement or any document delivered pursuant to this Agreement.  Neither the Buyer nor any of its Affiliates shall make any claim in respect of the determination of the Closing Purchase Price or any item included within the calculation of the Closing Purchase Price other than in accordance with this Section 1.5.

(g)           Buyer’s Failure to Deliver Closing Purchase Price Certificate.  If, for any reason, the Buyer fails to deliver the Closing Purchase Price Certificate within the time period required by Section 1.5(a), then at the Seller’s option, either (1) the Estimated Closing Purchase Price Certificate delivered by the Seller to the Buyer prior to the Closing shall be considered for all purposes of this Agreement as being the “Closing Purchase Price Certificate” delivered by the Buyer pursuant to such Section and the Seller shall have all of its rights under this Section 1.5 with respect to such certificate or (2) the Seller may prepare and deliver a Closing Purchase Price Certificate as if it were the Buyer hereunder within 180 days following the Closing, the Buyer shall have the right to prepare and deliver a Disputed Items Notice as if it were the Seller hereunder, and the relevant provisions of this Section 1.5 shall apply mutatis mutandis in such circumstance.

1.6.         Earnout Payment.  In addition to the Closing Purchase Price, the Company, the Buyer and the Parent shall be jointly and severally obligated to make an additional contingent payment (the “Earnout Payment”) to the Seller in accordance with and subject to the terms and conditions of Schedule 1.6.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

The Company and the Seller, jointly and severally, represent and warrant to the Buyer that, except as set forth in the Schedules to this Agreement delivered by or on behalf of the Company, each of the statements contained in this ARTICLE II is true and correct.  Except for the representations and warranties expressly set forth in this ARTICLE II and ARTICLE III, the Company and the Seller make no other representation or warranty (either express or implied).

2.1.         Organization, Power and Standing.  The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  The Company has full corporate power to own, lease and operate its properties and to carry on its business as it is currently conducted.  The copies of the articles of organization and by-laws of the Company (each as amended to date, the “Company Charter Documents”) that have been Made Available to the Buyer by the Company are true, correct and complete.

2.2.         No Subsidiaries.  The Company has no subsidiaries and does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization or entity.

2.3.         Foreign Qualifications.  Schedule 2.3 sets forth a complete and accurate list of all jurisdictions in which the Company is qualified to do business as a foreign entity.  There are no other jurisdictions in which the Company must qualify to do business as a foreign entity, except for any jurisdiction(s) in which the failure to so qualify would not have a Company Material Adverse Effect.

2.4.         Due Authorization.  The Company has the corporate power and authority and has taken all required corporate action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby.

2.5.         No-Conflict; Required Consents and Approvals.  Except as set forth on Schedule 2.5 and except for any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”),  the Company’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby do not and will not, with or without the passing of time or the giving of notice or both, result in any violation of, be in conflict with, constitute a default under, result in the loss of any material benefit under, permit the acceleration of any material obligation under or create in any party the right to terminate, modify in a manner materially adverse to the Company or cancel (a) the Company Charter Documents, (b) any Material Contract, (c) any Authorization or (d) any Legal Requirement, except in the case of clauses (b)-(d) for such violations, conflicts or defaults which would not be materially adverse to the Company.  Except as set forth on Schedule 2.5 and except for any applicable filings and approvals required under the HSR Act, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to a Material Contract is required on the part of the Company for or in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for those which, if not obtained, would not be materially adverse to the Company.

2.6.         Validity and Enforceability.  This Agreement is, and each of the other agreements, instruments and documents of the Company contemplated hereby will be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies (collectively, the “Remedies Exceptions”).

2.7.         Capitalization.  Schedule 2.7 sets forth a complete and accurate list of all outstanding equity interests of the Company and the registered holders of such equity interests as of the date of this Agreement.  The Purchased Securities were duly authorized and validly issued, and are fully paid and nonassessable and free and clear of all Liens, other than restrictions on transfer under applicable securities laws and Liens under the Senior Credit Facility to be released as of the Closing.  There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate the Company to issue equity interests of any class or series.  The offer, issuance and sale of all outstanding equity interests complied in all material respects with all applicable preemptive rights.  Except for this Agreement and any agreement contemplated hereby, there are no agreements to which the Company is a party relating to the acquisition, disposition, voting or registration of any equity interests of the Company.  There are no outstanding stock appreciation, phantom stock or profit participation rights with respect to the Company.

2.8.         Financial Statements.  The Company has Made Available to the Buyer true, correct and complete copies of (a) unaudited balance sheets of the Company as at December 31, 2013 and December 31, 2012, and unaudited income statements for the fiscal years then ended, and (b) an unaudited balance sheet of the Company as at March 31, 2014 (the “Interim Balance Sheet”) and an unaudited income statement for the three-month period then ended (the “Financial Statements”).  The Company will make available to the Buyer true, correct and complete copies of unaudited Financial Statements for the months ended April 30, 2014 and May 31, 2014 when available and, in any event, prior to the Closing Date.  The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company.  The Financial Statements and the notes thereto, if any, fairly present in all material respects the financial condition of the Company for the periods then ended in accordance with GAAP (except as otherwise stated therein, as set forth on Schedule 2.8 or in the case of unaudited Financial Statements for the omission of footnotes and subject to year-end adjustments), including, to the extent required by GAAP, all  assets, reserves, costs, expenses and liabilities allocated to the Business by the Seller in connection with segregating the Business from the Seller’s other businesses.  Since December 31, 2013, there has been no change in any of the accounting (and tax accounting) policies, practices or procedures of the Company.

2.9.         No Material Adverse Change.    Since March 31, 2014, except as set forth on Schedule 2.9 and except for the Transactions, (a) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) no Lien has been placed upon any of the Company’s assets, other than Permitted Liens, (c) the Company has not declared any dividend or distribution or redeemed any of its equity securities, (d) the Company has not acquired or disposed of any material assets, except in the ordinary course of business, (e) there has been no damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of the Company, (f) the Company has not made any change in the compensation paid or payable to any officer or senior management employee, other than any change in the ordinary course of business, (g) the Company has not cancelled or waived any claims with a potential value in excess of $100,000, except in the ordinary course of business, and (h) to the Company’s knowledge, there has been no event or circumstance relating specifically to the Company that has caused a Company Material Adverse Effect.

2.10.       Material Contracts.  Schedule 2.10 hereto sets forth, as of the date of this Agreement, a list of all of the following contracts and agreements for the Company (except for those which will be terminated at or prior to the Closing or are terminable by notice of not more than 60 days without material liability to the Company):

(a)           contracts or leases with respect to which the Company has a stated obligation of more than $250,000 within the 12-month period from and after the date of this Agreement, other than purchase orders entered into in the ordinary course of business;

(b)           contracts or leases with respect to which the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments to the Company of more than $250,000 within the 12-month period following the date of such contract or lease or $1,000,000 over the life of such contract or lease;

(c)           contracts relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money except those which will terminate as of the Closing;

(d)           agreements with any non-solicitation, non-compete, exclusivity or “most favored nation” provision that restricts in any material respect the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or that limits in any material respect the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or which would so limit the freedom of the Company after the Closing Date;

(e)           employment agreements that provide for base salary payments by the Company in excess of $100,000 per annum;

(f)            contracts with any labor union or association relating to current employees of the Company, or collective bargaining agreements;

(g)           contracts with any Affiliate of the Company involving payments to or from the Company in excess of $50,000 in the last twelve (12) completed months prior to the date hereof or which are otherwise material to the Business;

(h)           material supply, distribution or reseller agreements involving payments to or from the Company in excess of $100,000 in the last twelve (12) completed months prior to the date hereof;

(i)            material research and development agreements;

(j)            contracts with Governmental Authorities;

(k)           partnership and joint venture agreements;

(l)            contracts with respect to mergers and acquisitions or sales of securities by the Company;

(m)          contracts or agreements that restrict or condition the payment of any dividends or distributions, the making (or repayment) of any intercompany loans, the transfer of any assets to or from any Affiliate of the Company, or the incurrence of any debt or liens except those which shall terminate as of the Closing;

(n)           (i) any consulting contract or agreement (including any foreign consultant agreement), or any agency, dealer, sales representative or other similar contract that provides for payments by the Company in excess of $100,000 per annum or (ii) any contract or agreement under which the Company has agreed to indemnify any current or former directors, officers, employees or consultants;

(o)           any contract or agreement relating to the sale or purchase, other than in the ordinary course of business, by the Company of any properties, assets or business operations for a price in excess of $100,000;

(p)           any contract or agreement under which the Company has directly or indirectly made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person in excess of $100,000 (other than extensions of credit to customers in the ordinary course of business or advances to employees in the ordinary course of business consistent with past practice);

(q)           any currency or interest rate swap, collar or hedge contract or agreement except as will terminate as of the Closing; or

(r)           any other contract or agreement, written or oral, that is material to the Company or the Business which is not covered by any of the preceding clauses.

All of the foregoing contracts and the Leases are sometimes collectively referred to herein as the “Material Contracts”.  The Company has Made Available to the Buyer true and correct copies of all Material Contracts.  Each Material Contract is a legal, valid and binding on the Company and, to the knowledge of the Company, on the other parties thereto, and is in full force and effect.  The Company and, to the knowledge of the Company, each other party thereto has performed its obligations (and is not in default) under each Material Contract in all material respects.  To the knowledge of the Company, no third party is in default under any material provision of any Material Contract.  Except as set forth on Schedule 2.5, the Transactions will not afford any other party to a Material Contract the right to terminate such Material Contract.

2.11.       Real Property.

(a)           Schedule 2.11(a) sets forth each interest in real property owned by the Company (the “Owned Real Property”).  The Company has Made Available to the Buyer a title insurance commitment (the “Title Commitment”) obtained by the Company during 2014 relating to the Owned Real Property.  With respect to the Owned Real Property, except as set forth on Schedule 2.11(a):  (i) there are no leases, subleases or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (ii) the Company has good title to such Owned Real Property free and clear of all Liens, other than Permitted Liens and the matters described in Part B-II of the Title Commitment, (iii) none of the buildings on the Owned Real Property are in need of material maintenance or repairs, normal wear and tear and maintenance excepted, and (iv) there is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to any Owned Real Property.

(b)           Schedule 2.11(b) describes each interest in real property leased by the Company, including the lessor of such leased property, and identifies each lease (and each amendment thereto) or any other arrangement under which such property is leased (each, a “Lease”).  The Company has not received any written notice from any landlord asserting the existence of a default under any such Lease or been informed in writing that the lessor under any such Lease has taken action or, to the knowledge of Company, threatened to terminate the Lease before the expiration date specified in the Lease.  The Company does not sublease any leased real property to any Person.

2.12.       Personal Property.  The Company has good title to or a valid leasehold, license or other similar interest in its tangible personal property, free and clear of all Liens, except for Permitted Liens.  The material tangible personal property of the Company, taken as a whole, is in adequate condition to conduct the business of the Company as the same is conducted on the date of this Agreement, normal wear and tear and maintenance excepted, and as of the date of this Agreement is usable in the regular and ordinary course of business.  Except as set forth on Schedule 2.12, at the Closing, the Company will, taking into account the Post-Closing Agreements, own or have the right to use all of the assets, rights and properties necessary to conduct in all material respects the Business as of the Closing as the Business was conducted prior to the Closing.

As used in this Agreement, “Permitted Liens” means (a) such imperfections of title, easements, encumbrances, liens or restrictions which do not materially impair or interfere with the current use of the Company’s assets or materially detract from the value thereof, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (c) Liens for Taxes not yet due and payable, or being contested in good faith and for which a reserve, determined in accordance with GAAP, has been established on the Financial Statements, (d) purchase money Liens incurred in the ordinary course of business, (e) the Liens listed on Schedule 2.12, (f) any Liens created as a result of any act taken by or through the Buyer or any of its Affiliates, or (g) Liens securing indebtedness and obligations under and related to the Seller’s Senior Credit Facility which will be released on or prior to the Closing Date pursuant to Section 6.1(j).

2.13.       Intellectual Property.

(a)           Schedule 2.13(a) hereto contains a list of all material Company Intellectual Property included in clauses (i), (ii) and (iii) of the definition of Intellectual Property below that the Company owns and has registered with a Governmental Authority, or with respect to which the Company has filed an application for such a registration, except for any Company Intellectual Property which has been abandoned by the Company or has otherwise expired.  Except as set forth in Schedule 2.13(a) or as reflected in Section 2.13(f) below, the Company (i) has made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Company Intellectual Property and (ii) is the exclusive owner of such Company Intellectual Property.

(b)           Schedule 2.13(b) contains a list of all domain names of which the Company is the registrant.

(c)           Schedule 2.13(c) contains a list of (i) all material licenses granted by the Company to any third party with respect to any owned Company Intellectual Property, and (ii) all material licenses granted by any third party to the Company with respect to any licensed Company Intellectual Property, excluding “off-the-shelf” or “shrink wrap” products and technology licensed to the Company and excluding products and technology licensed by the

Company to others in the ordinary course of business (collectively, the “IP Licenses”).  The Company has Made Available to the Buyer true and correct copies of all IP Licenses.  The Company and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it as of the date hereof under the IP Licenses.  The Company is not in default in any material respect under any IP License.  To the knowledge of the Company, no third party is in default in any material respect under of any IP License.  Except as set forth on Schedule 2.5, the Transactions will not afford any other party the right to terminate any IP License.

(d)           To the Company’s knowledge, except as set forth on Schedule 2.13(d), (i) the Company is not violating, infringing or misappropriating any Intellectual Property of any other Person, and (ii) no third party is violating, infringing or misappropriating any Company Intellectual Property owned by the Company.  Except as set forth on Schedule 2.13(d), since its formation (the “Reference Date”), the Company has not received any written notice from any Person claiming any violation, infringement or misappropriation by the Company of another Person’s Intellectual Property rights (including any demands or “unsolicited offers” to license Intellectual Property from another Person).  Except as set forth on Schedule 2.13(d), no claims are pending or, to the Company’s knowledge, threatened, against the Company by any Person regarding the use or ownership of any Company Intellectual Property, or challenging or questioning the validity or enforceability of any Company Intellectual Property.

(e)           As used in this Agreement:  (A) “Intellectual Property” means all intellectual property rights of every kind including all (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trademarks and service marks (registered or unregistered) and registrations and applications for registration thereof; (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof; (iv) trade secrets; and (v) other proprietary rights in Technology of every kind and nature; (B) “Company Intellectual Property” means Intellectual Property owned or used by the Company; and (C) “Technology” means all confidential and proprietary information, know-how, techniques, inventions (whether or not patented or patentable), algorithms, routines, software, files, databases, data collections, formulas, works of authorship or processes, web site addresses, domain names and all instantiations of the foregoing in any form and embodied in any media.

(f)            For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement or otherwise, the Company currently uses (but does not own) the “Crane” name and certain other Intellectual Property relating to the name and the Company’s current status as a wholly-owned subsidiary of the Seller, all of which is owned by the Seller.  As provided in Section 5.14, it is understood that from and after the Closing the Company shall not have any right to use the “Crane” name or any other Intellectual Property relating to the name or any derivation thereof or the Company’s former status as a wholly-owned subsidiary of the Seller, except as expressly provided in the Transition Services Agreement.

2.14.       Warranty Claims.  Except as set forth on Schedule 2.14 hereto, since the Reference Date, there have been no claims against the Company alleging any material defects in the Company’s products or services, or alleging any failure of the products or services of the

Company to meet in any material respect applicable specifications, warranties or contractual commitments.

2.15.       Customers and Vendors.  Schedule 2.15 hereto sets forth a list of (a) the ten largest customers of the Company measured by dollar value of gross sales to such customer for the year ended as of December 31, 2013, and (b) for the same period, the ten largest vendors based on the aggregate dollar amount of purchases of vendor product by the Company during such period.  No such customer or vendor has informed the Company in writing during the past twelve months that it intends to terminate its business relationship with the Company.  For the avoidance of doubt, it is understood that sales to customers may vary materially year-to-year.

2.16.       Compliance with Legal Requirements.

(a)           The Company complies in all material respects with all Legal Requirements (except as to Taxes, as to which Section 2.18 only applies, to Benefit Plans, as to which Section 2.21 only applies, and to Environmental Laws, as to which Section 2.22 only applies).  Except as set forth on Schedule 2.16, since the Reference Date, the Company has not received any written notice from any Governmental Authority alleging any material violation of any Legal Requirement.  As used herein, “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees and orders and all governmental rules and regulations applicable to such Person.

(b)           To the Company’s knowledge, neither the Company nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office in violation of the FCPA.  To the Company’s knowledge, neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.  Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution, compliance review or other enforcement action related to the FCPA or any other anti-corruption law.

2.17.       Licenses and Permits.  Schedule 2.17 hereto sets forth a list of all licenses, permits and authorizations of Governmental Authorities held by the Company that are material to the business of the Company as it is currently conducted (except for licenses, permits and authorizations relating to (a) Taxes, as to which Section 2.18 only applies and/or (b) Environmental Laws, as to which Section 2.22 only applies) (collectively, the “Authorizations”).  The Authorizations are in full force and effect and the execution, delivery and performance of this Agreement and the consummation of the Transactions will not materially adversely affect any Authorization.  The Company complies in all material respects with the Authorizations.  To the knowledge of the Company, no Governmental Authority has threatened the suspension or cancellation of any Authorization.

2.18.       Taxes.  The representations and warranties set forth in this Section 2.18 are subject in all respects to the qualifications and disclosures set forth on Schedule 2.18.

(a)           The Company has Made Available to the Buyer true and correct copies of the Tax Returns of the Company for all open taxable years.  All such Tax Returns are true and correct in all material respects.  All Tax Returns required to be filed on or behalf of the Company have been filed on a timely basis.  The Company has paid all Taxes due and payable, including all Taxes shown on those Tax Returns as being due and payable other than those not yet delinquent or being contested in good faith.

(b)           The Company does not have any currently effective waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Tax liabilities.  The Company does not know of any material unpaid assessment against the Company of any Taxes for any fiscal period or of any pending or threatened tax examination or audit by any taxing authority.

(c)           No Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Company.  To the Company’s knowledge, all Taxes that the Company is required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper Governmental Authority.  There are no Tax Liens pending or, to the knowledge of the Company, threatened against the Company, other than Permitted Liens.  There are no outstanding Tax allocation, indemnity or sharing agreements between the Company and any other Person with respect to Taxes.  The Company is not liable for the Taxes of any other Person, other than withholding Taxes arising in the ordinary course of business.  The Company has not been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(d)           The Company has not engaged in a transaction that is the same as, or substantially similar to, one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).  No Tax Return filed by the Company contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or foreign law.

(e)           The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or a “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Transactions.

(f)            The Company is properly classified as a corporation for federal income Tax purposes, and the Company (for its taxable period ending on the Closing Date) will be included in the U.S. federal consolidated income tax return of Seller for the taxable year of Seller in which the Closing Date occurs.

(g)           As used in this Agreement:  (i) “Tax” or “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, duties and similar governmental charges in the nature of taxes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (A) taxes imposed on, or measured by, income, profits or gross receipts and (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, franchise, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties; and (ii) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 2.18 shall be the Company’s sole representations and warranties with respect to matters relating to Taxes.

2.19.       Litigation.  Except as disclosed on Schedule 2.19, there is no (a) material action, arbitration, litigation, order or proceeding pending or, to the knowledge of the Company, threatened against the Company, the Business or the assets of the Company or (b) material internal investigation or whistleblower complaint pending, or to the knowledge of the Company, threatened against the Company.  As of the date of this Agreement, Crane has no current plans to initiate any action, arbitration, litigation or proceeding against another Person with respect to the Business and Crane is not aware of any facts or circumstances that could reasonably expected to give rise to any such items referred to in Section 2.19(a) or (b).

2.20.       Employees and Compensation.    Schedule 2.20A sets forth a list of each individual who as of the date of this Agreement is directly or effectively employed by the Company or devotes substantially all of such employee’s time to the Business (each, a “Company Employee”).  Schedule 2.20B sets forth (i) a true and correct list of the name, position/title, current annual base salary and any short-term or long-term bonus/incentive plan or opportunity of each Company Employee whose annual base salary exceeds $100,000 and (ii) the total W-2 “Box 1” taxable compensation paid to each Company Employee for the calendar year ended December 31, 2013.  Except as set forth in Schedule 2.20B, neither the Company nor its Affiliates has made any written or verbal commitments to any Company Employee with respect to compensation, benefits, promotion, retention, termination, severance, change in control or similar matters in connection with the Transactions or otherwise.  The Company Employees are not represented by any union and, to the knowledge of the Company, there is no labor strike, slowdown, stoppage or organizational effort pending or threatened against the Company.  The Company has not taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the WARN Act or otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or group termination Legal Requirement within the 90 days immediately preceding each of the date hereof and the Closing Date.

2.21.       Benefit Plans.  Notwithstanding anything to the contrary contained in this Agreement, (i) the representations and warranties in this Section 2.21 shall be the Company’s sole representations and warranties with respect to matters relating to Benefit Plans, and (ii) each and all of the representations and warranties are subject to the qualifications and disclosures set forth on Schedule 2.21.

(a)           Schedule 2.21 hereto sets forth all material employee benefit plans and arrangements (including, but not limited to, pension, retirement, profit-sharing, deferred compensation, stock option or other equity award, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, employment, retention, severance, change in control or other agreement, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, and plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by the Company or any ERISA Affiliate thereof for the benefit of Company Employees and former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Company Employees or under which any of them are eligible to participate, or with respect to which the Company has any liability, whether direct, indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (collectively, the “Benefit Plans”).  There are no material compensation or benefits plans or arrangements of any type providing benefits to the Company Employees, or with respect to which the Company has any material liability, other than the Benefit Plans.

(b)           With respect to each Benefit Plan, the Company has Made Available to the Buyer true and complete copies of:  (i) any and all plan documents and agreements; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the most recent annual report or return, if applicable; (iv) the most recent annual and periodic accounting (audited, if required) or actuarial valuation of plan assets, if applicable; and (v) the most recent IRS determination letter or opinion letter, if applicable, for any Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code, other than any Multiemployer Plan.

(c)           Except as set forth on Schedule 2.21, with respect to each Benefit Plan:  (i) such plan has been administered and enforced in accordance with its terms and all Legal Requirements in all material respects; (ii) no breach of fiduciary duty under ERISA has occurred with respect to which the Company or any Benefit Plan would reasonably be expected to be liable in any material respect; (iii) no disputes (excluding claims in the ordinary course of business) nor any audits or investigations by any Governmental Authority are pending or, to the knowledge of the Company, threatened; (iv) no non-exempt “prohibited transaction” (within the meaning of either Code Section 4975(c) or Section 406 of ERISA) has occurred with respect to any Benefit Plan for which the Company or any Benefit Plan would be liable in any material respect; and (v) no Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.  There does not exist any condition, there has not occurred any event, and there has not been any omission with respect to the sponsorship or funding of any employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code that the Company or any ERISA Affiliate maintains, contributes to, or within the past six years has maintained or contributed to, or has any obligation to maintain or contribute to, which has or would reasonably be expected to result in any liability to the Company.  For purposes of this Article 2, the term “ERISA Affiliate” means any corporation or trade or business, which together with the Company, is treated as a single employer with the Company under Code Section 414 or ERISA Section 4001.

(d)           Except as set forth on Schedule 2.21, and except for the Sale Bonuses and/or as provided in Section 5.13, the consummation of the Transactions will not (i) entitle any individual to a payment or benefit, (ii) accelerate the time of payment or vesting, (iii) increase the amount of compensation or benefits due to any individual, or (iv) result in any limitation on any existing right of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(e)           Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has at all relevant times complied in all material respects with applicable document requirements of, and been operated in material compliance with, Section 409A.  No compensation payable by the Company or any ERISA Affiliate to or on behalf of a Company Employee, former employee of the Company, or current or former director or independent contractor of the Company has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code.  No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” of the Company or any ERISA Affiliate are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.  Except as set forth on Schedule 2.21, with respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA:  (i) no such plan provides medical or death benefits with respect to current or former employees, officers, independent contractors or directors of the Company beyond their termination of employment or other service, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code; and (ii) each such plan has been administered in material compliance with COBRA and any similar state Legal Requirement and the provisions of Part 7 of Subtitle B of Title I of ERISA and Section 4980D of the Code or any other applicable law.

(f)            The Company and its ERISA Affiliates do not and within the past six (6) years have not sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “multi-employer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA), (ii) a “multiple employer welfare arrangement” with the meaning of Section 3(40) of ERISA, (iii) a “multiple employer plan” or similar plan described in Section 413(c) of the Code or Sections 4063 or 4064 of ERISA; or (iv) any plan or other arrangement funded by a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code.

2.22.       Environmental Laws.  Notwithstanding anything to the contrary contained in this Agreement, (i) the representations and warranties in this Section 2.22 shall be the Company and the Seller’s sole representations and warranties with respect to matters relating to Environmental Laws, and (ii) each and all of the representations and warranties are subject to the qualifications and disclosures set forth on Schedule 2.22.

(a)           During the past ten years, with respect to the Owned Real Property or any other location where the Company does or has conducted business, the Company has not: (i) entered into or received any written orders, writs, injunctions, judgments or decrees pursuant to applicable Environmental Laws; (ii) received any written request for information, notice, demand letter, administrative inquiry, or complaint or claim with respect to any Environmental

Condition; or (iii) received any written notice of enforcement action or third party claim under any Environmental Law, and to the Company’s knowledge, none of the above is reasonably expected to be forthcoming.

(b)           During the past ten years, the Company has complied and is presently in compliance with all applicable Environmental Laws at the Owned Real Property and any other location where the Company does or has conducted business, except where noncompliance would not have a Company Material Adverse Effect.

(c)           The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, processed, or Released any Hazardous Substances at or from the Owned Real Property or any other location where it has conducted business except, in each case, in compliance with all applicable Environmental Laws, except where noncompliance would not have a Company Material Adverse Effect.

(d)           The Company has Made Available to Buyer copies of all environmental site assessments or similar investigations in its possession with respect to the Owned Real Property or any other location where the Company does or has conducted business and copies of material correspondence with environmental regulators within the past ten years in its possession regarding the compliance of the Company or the Owned Real Property or any other location where the Company does or has conducted business with Environmental Laws.

(e)           The Company has obtained all material permits, licenses and authorizations required for the operation of the Business under applicable Environmental Laws, and for the past ten years the operations of the Company have complied with and presently comply with the terms and conditions of such required permits, licenses and authorizations, except where noncompliance would not have a Company Material Adverse Effect.

(f)            The Company has not been engaged in the manufacture or sale of asbestos containing products or agreed to indemnify any third party with respect to any liabilities or obligations arising out of the manufacture or sale of asbestos containing products.

(g)           The following terms shall have the respective meanings set forth below:

(i)            “Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land) which results or would reasonably be expected to result in any damage, loss, cost, expense, claim, demand, order or liability to or against the Company by any third party or Governmental Authority under applicable Environmental Laws, including any condition resulting from the ownership or use of any of the Company’s assets or the Owned Real Property or any other location where the Company has conducted its business, or any location to which the Company transported or arranged for the transportation of Hazardous Substances.

(ii)           “Environmental Laws” means any Legal Requirement relating to the protection of human health or the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigating or remediating emissions, discharges, Releases of Hazardous Substances, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

(iii)         “Hazardous Substance” means any substance:  (A) the Release  of which requires investigation or remediation under any Environmental Laws; (B) which is defined as or regulated as a “contaminant,” “pollutant,” “hazardous waste” or “hazardous substance” under any Environmental Laws; (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws; or (D) that is gasoline, diesel fuel or other petroleum hydrocarbons or fractions thereof, polychlorinated biphenols (PCBs) or asbestos.

(iv)          “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment, or any substantial likelihood of any of the foregoing that requires action to prevent or mitigate damage to the environment that may result therefrom.

2.23.       Insurance.   The Company is currently insured under the insurance policies listed on Schedule 2.23.  The Company complies in all material respects with the terms and provisions of such insurance policies.  Except as disclosed on Schedule 2.23, as of the date of this Agreement, there are no pending material claims under any such insurance policy as to which the respective insurers have denied coverage.  All premiums due to date under such policies have been paid.

2.24.       Affiliate Transactions.  Except for employment relationships and the payment of compensation and benefits in the ordinary course of business and except as otherwise disclosed on Schedule 2.24, the Company is not a party to any material agreement or contract with any shareholder, officer, director or Affiliate of the Company or, to the knowledge of the Company, any Person with whom any of the foregoing has any relation by blood, marriage or adoption, or any entity in which any such Person or owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such Persons in the aggregate).

2.25.       Brokers.  Except for BBH, the Company has not dealt with any broker, finder or similar agent with respect to the Transactions, and the Company is not under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the Transactions.

2.26.       Inventory. All inventory of the Company reflected on the Interim Balance Sheet are of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to the reserves in the Interim Balance Sheet for obsolete, damaged, defective, slow-moving or other irregular items or as reflected in the calculation of Closing Working Capital set forth in the Estimated Closing Purchase Price Certificate.  All such inventory is owned by the Company free and clear of all Liens, other than Permitted Liens.

2.27.       Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet, subject to any reserves for returns and bad debts reflected on such Interim Balance Sheet or in the calculation of Closing Working Capital set forth in the Estimated Closing Purchase Price Certificate, (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods in the ordinary course of business and (b) constitute valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

The Seller represents and warrants that each of the statements contained in this ARTICLE III is true and correct.  Except for the representations and warranties expressly set forth in this ARTICLE III, the Seller makes no other representation or warranty (either express or implied).

3.1.         Title.  The Seller owns the shares of capital stock reflected as being owned by the Seller on Schedule 2.7, free and clear of any and all Liens other than (a) restrictions on transfers under applicable securities laws and (b) Liens under the Senior Credit Facility which will be released on or prior to the Closing Date in connection with the Closing of the Transactions.

3.2.         Due Authorization.  The Seller has the corporate power and authority to enter into this Agreement and all other agreements, instruments and documents of the Seller required hereby and the Seller’s execution and delivery of this Agreement and such other agreements, instruments and documents have been duly authorized by all necessary corporate action on the part of the Seller.

3.3.         No Conflict.  Except for the Seller’s Senior Credit Facility and the consents required thereunder in order to consummate the Transactions and except for any applicable filings required under the HSR Act, the Seller’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents of the Seller contemplated hereby do not and will not result in any violation of, be in conflict with or constitute a default under any organizational document, Legal Requirement or any material contract binding upon the Seller, except for any such violation, conflict or default that would not have a material adverse effect on the Seller’s ability to sell the Purchased Securities to the Buyer pursuant to the terms of this Agreement.

3.4.         Validity and Enforceability.  This Agreement constitutes, and each other agreement, instrument and document of the Seller contemplated hereby will be when executed and delivered by the Seller, the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as limited by the Remedies Exceptions.

3.5.         Organization, Power and Standing.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.

3.6.         Brokers. The Seller has not dealt with any broker, finder or similar agent with respect to the Transactions, and the Company is not under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the Transactions.

3.7.         Litigation.  There is no material action, arbitration, litigation or proceeding pending or, to the knowledge of the Seller, threatened against the Seller with respect to this Agreement or the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING NEENAH

The Parent and the Buyer, jointly and severally, represent and warrant to the Company and the Seller that each of the statements contained in this ARTICLE IV is true and correct.  Except for the representations and warranties expressly set forth in this ARTICLE IV, the Buyer and the Parent make no other representation or warranty (either express or implied).

4.1.         Organization, Power and Standing.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.

4.2.         Due Authorization; No Conflict.  The Buyer and the Parent have full limited liability company and corporate power and authority, respectively, and each of them has taken all action necessary to permit each of them to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents of the Buyer or the Parent required hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, by-law, organizational document, Legal Requirement, contract, agreement or instrument to which the Buyer or the Parent are a party or by which the Buyer or the Parent on any of their assets are bound, except for any such violation, conflict or default that would not have a material adverse effect on the Parent or the Buyer’s ability to purchase the Purchased Securities pursuant to the terms of this Agreement.  Neither the Buyer nor the Parent is subject to any agreement or other arrangement that would prohibit or restrict in any manner any payment obligation of Neenah or, following the Closing, the Company under the Agreement, including without limitation the obligation to make any Earnout Payment.

4.3.         Consents and Approvals.  Except as set forth on Schedule 4.3 and except for any applicable filings required under the HSR Act, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or third party is required on the part of Neenah for the execution, delivery and performance of this Agreement or any other agreement, instrument or document contemplated hereby by Neenah or for the consummation of the Transactions.

4.4.         Validity and Enforceability.  This Agreement constitutes, and each other agreement, instrument and document of the Buyer and the Parent contemplated hereby will be when executed and delivered by Buyer and the Parent, the valid and legally binding obligation of the Buyer and the Parent, enforceable against it in accordance with its terms, except as limited by the Remedies Exceptions.

4.5.         Investment Representations.  The Buyer is acquiring the Purchased Securities solely for its own account for investment only, and not with a view to, or for sale in connection with, any sale, disposition or distribution of the Purchased Securities in violation of the Securities Act of 1933, as amended (the “Securities Act”), any rule or regulation under the Securities Act, or any state securities laws or regulations.  The Buyer has had such opportunity as it has deemed adequate to obtain from management of the Company such information about the business and affairs of the Company as is necessary to permit the Buyer to evaluate the merits and risks of its investment in the Company.  The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the Purchased Securities and to make an informed investment decision with respect to such purchase.  The Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.  The Buyer understands that the Purchased Securities have not been registered under the Securities Act or any other securities laws and are therefore “restricted securities” within the meaning of Rule 144 under the Securities Act, and the Purchased Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable securities laws, or an exemption from registration is then available.

4.6.         Financial Ability.  Neenah has the financial capability to consummate the Transactions and satisfy all of its obligations under this Agreement and each of the Post-Closing Agreements, including without limitation the financial capability to make any Earnout Payment, and Neenah understands that  Neenah’s obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing to Neenah or any of their Affiliates.

4.7.         Solvency.  Both before and after giving effect to the Transactions, the Buyer and the Parent, in each case both on a stand-alone basis and taken as a whole with their respective subsidiaries, (a) shall be able to pay its and their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its and their respective debts; and (b) will not have unreasonably small capital to carry on their respective businesses.

4.8.         Brokers.  Neenah has not dealt with any broker, finder or similar agent with respect to the Transactions, and Neenah is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the Transactions.

4.9.         No Other Agreements.  Except for the agreements expressly contemplated hereby, neither Neenah nor any of their Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company in respect of the Transactions.

4.10.       Litigation.  Except as disclosed on Schedule 4.10 there is no material action, arbitration, litigation or proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer with respect to this Agreement or the Transactions.

4.11.       Independent Investigation; No Other Representations or Warranties of the Seller or the Company.  Neenah agrees that none of the Company, the Seller or any of their respective Affiliates have made and shall not be deemed to have made, nor has Neenah or any of its Affiliates relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, its business or the Transactions, other than those representations, warranties, covenants and agreements explicitly set forth in this Agreement, the certificate delivered at the Closing pursuant to Section 6.1(c) or the Post-Closing Agreements.  Without limiting the generality of the foregoing, Neenah agrees that no representation or warranty, express or implied, is made with respect to any financial projections or budgets or other forward-looking statements.  Neenah further covenants, acknowledges and agrees that it (a) has made its own investigation into, and based thereon has formed an independent judgment concerning, the Company and its business, (b) has been given adequate access to such information about the Company and its business as Neenah has reasonably requested, and (c) will not assert any claim against the Seller, its Affiliates or any of their respective partners, directors, officers, employees, advisors, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or seek to hold any such Persons liable, for any inaccuracies, misstatements or omissions with respect to any information Made Available to Neenah or any of its Affiliates; provided, however, that this Section 4.10 shall not preclude the Buyer Indemnified Parties from asserting claims for indemnification in accordance with and subject to the terms of ARTICLE VII.

ARTICLE V
COVENANTS

5.1.         Access to Information; Confidentiality.

(a)           From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall, and shall cause its Representatives (and shall cause the Seller, to the extent that the Seller is in possession of the required information) to permit Neenah and its Representatives full access, upon reasonable notice and during normal business hours, to (i) the properties, contracts, commitments, books and records of the Company (including any that are in the possession of the Seller and also including, subject to the last sentence of this Section 5.1(a), all Tax records, Tax workpapers and Tax opinions) and (ii) employees, advisors, consultants and other personnel of the Company.  Any such access shall at all times be in compliance with all applicable Legal Requirements and managed by and conducted through those Representatives of the Company identified by the Company, and shall be subject to such additional limitations as the Company may reasonably require to prevent disclosure of the Transactions, the disruption of the business of the Company, the disclosure of any confidential or legally privileged information, and/or the disclosure or use of any Personal Information other than in compliance with applicable privacy laws.  Without limiting the generality of the foregoing, neither Neenah nor its Representatives shall disclose to any third party any information that is Personal Information unless the individual(s) to whom that Personal Information pertains has consented to that disclosure.  As used herein, the term “Personal

Information” means any information in the possession or control of the Company or the Seller about an identifiable individual other than the name, title or business address or telephone number of an employee.  For the avoidance of doubt, in no event shall the Company be required to share or provide any information with respect to the Seller’s Tax Returns, Tax records or workpapers or any other information which does not relate solely to the Business.

(b)           The confidentiality agreement between the Seller and the Parent dated February 24, 2014 shall remain in full force and effect and the Parent and its Affiliates and Representatives shall continue to comply with the provisions of such agreement.  All information Made Available to the Buyer and its Affiliates and Representatives shall be subject to such confidentiality agreement.  If this Agreement is terminated for any reason, the duration of the confidentiality, non-solicitation and no-hire provisions of the confidentiality agreement shall be deemed extended, without any further action by the parties, for a period of time equal to the period of time elapsed between the date such confidentiality agreement was initially signed and the date of termination of this Agreement.

5.2.         Conduct of Business.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, except as set forth on Schedule 5.2, as otherwise contemplated by this Agreement or required by any Legal Requirement, or as consented to in writing by the Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Company or Crane, as applicable, shall comply with the following covenants:

(a)           Required Actions.  The Company shall use commercially reasonable efforts, and the Seller shall use commercially reasonable efforts to cause the Company, to:

(i)            maintain its existence and good standing in its jurisdiction of organization and in each foreign jurisdiction in which the ownership or leasing of its property or the conduct of its business requires that it be qualified to do business and maintain all facility and personnel security clearances currently in place;

(ii)           duly and timely file or cause to be filed all material reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(iii)         maintain in good condition and repair (ordinary wear and tear excepted) all of its buildings, offices, shops and other structures, and all equipment, fixtures and other tangible personal property in the ordinary course of business consistent with past practice;

(iv)          maintain in full force and effect, and in substantially the same amounts, policies of insurance comparable in amount and scope of coverage to that maintained as of the date hereof by or on behalf of the Company;

(v)           maintain its books and records in accordance with GAAP consistently applied, and on a basis consistent with the Company’s past practices; and

(vi)          carry on and preserve the Company’s business and its relationships with customers, distributors, advertisers, suppliers, employees, consultants, licensors, licensees and others with whom the Company has contractual or other business relations in the ordinary course of business consistent with past practice.

(b)           Prohibited Actions.  The Company shall not, and the Seller shall cause the Company not to, do any of the following:

(i)            effect any change to the Company Charter Documents that is adverse to the Buyer;

(ii)           acquire, lease, license, pledge or dispose of any material properties or assets, except in the ordinary course of business consistent with past practice;

(iii)         incur any indebtedness for borrowed money, other than in the ordinary course of business pursuant to the Senior Credit Facility;

(iv)          subject any of its properties or assets to any Lien, other than Permitted Liens;

(v)           make any non-cash dividend or distribution or issue, repurchase or redeem any shares or any options, warrants, convertible or exchangeable securities or other rights to acquire equity interests of the Company;

(vi)          modify or amend in any material respect or cancel or terminate any Material Contract, other than in the ordinary course of business;

(vii)        make any material change in its Tax or accounting practices, other than any change required by GAAP or any Legal Requirement;

(viii)       make any material change to any Tax Return, other than any change required by any Legal Requirement;

(ix)          solely with respect to the Company, make, revoke or change any material Tax election, enter into any material closing agreement, settle or compromise any material liability, audit assessment, refund, claim or other assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or file any material Tax refund claim or amended Tax Return;

(x)           acquire any business, whether by merger, amalgamation or consolidation, purchase of assets or equity interests or any other manner;

(xi)          make any capital expenditures other than (A) maintenance capital expenditures in the ordinary course of business or (B) as contemplated by the Company’s existing budget;

(xii)        make any increase in the cash compensation (including incentive or bonus payments), other than (A) normal individual salary or wage increases in the ordinary course of business, (B) payments to which the Company is already committed, and (C) the Sale Bonuses, provided that nothing herein shall permit any increase to the amount of the Sale Bonuses other than pursuant to the terms thereof as of the date of this Agreement;

(xiii)       enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of the Company other than at will agreements;

(xiv)       make any material change to any Benefit Plan, other than amending the Crane pension plan to permit employees to take an early lump sum distribution, provide an additional six months of vesting credit in the pension plan for the sole purpose of vesting, amending cash bonuses and other cash incentive plans to implement changes recently approved by the Seller’s board of directors, and any changes in the ordinary course of business or required by any Legal Requirement;

(xv)         enter into or assume any contract or agreement with revenues in any fiscal year in excess of $500,000 or $1,000,000 over the life of the contract or agreement outside the ordinary course of business of the Company;

(xvi)       initiate, settle or agree to settle any legal action or other proceeding, other than for the routine collection of bills and, with respect to any settlement or agreement to settle, where the amount in controversy does not exceed $250,000 and does not involve injunctive or other equitable relief or a claim against a Governmental Authority;

(xvii)      enter into any contract or other transaction with any officer, manager, director, employee, consultant, or Affiliate of the Company (or any officer, manager, director, employee or consultant of such Affiliate) other than in the ordinary course of business or as required by this Agreement;

(xviii)     enter a new line of business; or

(xix)       commit to do any of the foregoing (other than, with respect to any of the foregoing qualified by “except in the ordinary course of business”, in the ordinary course of business).

The Company shall deliver to the Buyer an updated Schedule 2.10 (‘Material Contracts’) effective as of a date no more than five (5) business days prior to Closing.  All contracts included on such updated Schedule 2.10 shall be deemed Material Contracts, and the representations and  warranties set forth in Section 2.10 shall apply thereto.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, prior to the Closing the Seller and its Affiliates shall have the right to remove from the Company all cash and cash equivalents in the manner as determined by the Seller (including by means of dividends, the creation or repayment of intercompany debt or otherwise).

5.3.         Exclusivity.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company and its Affiliates will not, directly or indirectly, (a) solicit any competing offers for the acquisition of the Company, or the sale of all or any substantial portion of the assets or business of the Company, whether by merger, amalgamation, sale of assets or securities, or any other form of transaction, (b) negotiate with respect to any unsolicited offer or indication of interest with respect to any such transaction, or (c) provide confidential information to any potential buyer in connection with any such transaction.  Crane shall, on its behalf and on behalf of its Representatives and Affiliates, terminate any existing discussions or negotiations with any other persons or entities with respect to the foregoing.

5.4.         Third Party Consents and Governmental Approvals.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement:

(a)           The Buyer and the Company shall cooperate fully and use commercially reasonable efforts to obtain all third party consents which are listed on Schedule 5.4 and marked with an asterisk as promptly as practicable.

(b)           To the extent required by applicable law, within five business days following the date of execution of this Agreement, the parties shall promptly make or cause to be made any and all required filings under the HSR Act, and will request early termination of the waiting period required under the HSR Act.  The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.  Neenah will be responsible for the payment of all fees, costs and expenses associated with obtaining such approvals.

(c)           Neenah will not, and will not permit any of its Affiliates to, take any action or consummate any transaction if the intent of such action or transaction would be to prohibit, delay or impair the parties from obtaining any approval or consent required by this Agreement.  The parties agree to cooperate and respond as promptly as practicable to any inquiries or requests for additional information received from or investigations initiated by the Federal Trade Commission, Department of Justice or any other Governmental Authority in connection with any such filings.  Each of Neenah, on the one hand, and the Seller and the Company, on the other hand, shall (i) give the other party prompt notice of the commencement of any substantive antitrust review (“Legal Proceeding”) by or before any Governmental Authority with respect to the Transactions, (ii) keep the other party informed as to the status of any such Legal Proceeding and (iii) promptly inform the other party of any communication to or from any Governmental Authority regarding the Transactions and provide the other party copies of such communication.  Neenah, the Seller and the Company will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any antitrust Legal Proceeding relating to the Transactions.  In addition, except as may be prohibited by any Governmental Authority or by any Legal Requirement and except as may be reasonably required by a party to protect such party’s confidential information, in connection with any antitrust Legal Proceeding relating to the Transactions, each of Neenah, on the one hand, and the Seller and the Company, on the other hand, will permit outside counsel of the other party to be present at each meeting or conference with a Governmental Authority relating to any such Legal Proceeding and to have access to and be consulted in advance in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Legal Proceeding.  Neenah, the Seller and the Company will use all commercially reasonable efforts to remove any and all impediments or delays with Governmental Authorities, legal or otherwise, to the consummation of the Transactions.

(d)           Notwithstanding anything in this Section 5.4(d) to the contrary, in no event in connection with obtaining any third party consents or governmental approvals shall (i) Neenah be obligated to agree to any proposal that it hold separate, divest or agree to any other limitation on its ownership and operation of any of its or the Company’s assets or businesses or (ii) the Seller or the Company be obligated to agree to amend any contract or agreement or make any payment of any kind.

5.5.         Further Assurances.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties agree to act in good faith and use all commercially reasonable efforts to satisfy the conditions specified in this Agreement necessary to consummate the Transactions.  The parties further agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement.

5.6.         [Intentionally Omitted].

5.7.         Tax Matters.

(a)           Consistent Tax Reporting.  Neenah shall file a consolidated federal income tax return that includes the Company for the taxable period of the Company starting with the day next following the Closing Date.  Accordingly, the taxable year of the Company will close for federal income Tax purposes at the end of the day on the Closing Date and the Seller shall file a consolidated federal income tax return that includes the Company for the taxable period of the Company that ends with the close of business on the Closing Date.  The Company shall not engage in any transactions on the Closing Date outside the ordinary course of business other than the Transactions.  The parties agree that the Seller’s Expenses and the Sale Bonuses, and that all income and gain or loss reported with respect to the deemed sale of assets as a result of the 338(h)(10) Election, are properly allocable to the portion of the Closing Date prior to the Closing, and accordingly the “next day rule” of Reg. §1.1502-76(b)(1)(ii)(B) is inapplicable.  The Seller, the Company and Neenah shall (a) treat and report the Transactions in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

(b)           Tax Periods Ending on or Before the Closing Date.  The Company shall prepare or cause to be prepared and file or cause to be filed all separate (i.e., non-consolidated) Tax Returns of the Company for taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) that have not been filed prior to the Closing Date.  The Company shall permit the Seller to review and comment on each such Tax Return described in the prior sentence at least 10 days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller.  The Company shall not amend any Tax Return for any Pre-Closing Tax Period without the written consent of the Seller, which shall not be unreasonably withheld.  All Tax Returns to be prepared by or for the Company pursuant to this Section 5.7(b) shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law, and the parties agree that the Seller’s Expenses and the Sale Bonuses, and all income and gain or loss reported with respect to the deemed sale of assets as a result of the 338(h)(10) Election, are properly reportable on such Tax Returns ending on the Closing Date, and accordingly any foreign, state, and/or local rules comparable to the “next day rule” of Reg. §1.1502-76(b)(1)(ii)(B) or other rules applicable to the closing of a business day in connection with a change in ownership of stock are, to the maximum extent permitted by Legal Requirements, inapplicable in connection with the preparation of any such Tax Returns.  In accordance with and subject to the provisions of ARTICLE VIII, the Seller shall be responsible for all Taxes (i) of the Seller, and (ii) of the Company for all Pre-Closing Tax Periods, including Taxes resulting from any Contest and Taxes resulting from the 338(h)(10) Election, and shall pay to (or as directed by) the Company any Taxes of the Company for all Pre-Closing Tax Periods except to the extent that such Taxes are taken into account in the final determination of Closing Working Capital.  Such payments shall be made no later than five business days prior to the due date for paying such amount of Taxes to the relevant tax authority.

(c)           Straddle Periods.  The Company and Neenah shall cause to be prepared and filed any Tax Returns of the Company for taxable periods that include but do not end on the Closing Date.  The Company shall permit the Seller to review and comment on each such Tax Return at least 10 days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller.  In accordance with and subject to the provisions of ARTICLE VIII, the Seller shall be responsible for all Taxes that relate to a pre-Closing period as determined under this Section 5.7(c), including Taxes resulting from any Contest, and shall pay to (or as directed by) the Company amounts equal to such Taxes and such payments shall be made in each applicable case by no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant tax authority.  For purposes of this Section 5.7(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the pre-Closing period shall (a) in the case of any Taxes other than Taxes based upon or related to income, receipts, sales or payroll, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income, receipts, sales or payroll, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date with the understanding that the parties agree that the Seller’s Expenses and the Sale Bonuses and that all income and gain or loss reported with respect to the deemed sale of assets as a result of the 338(h)(10) Election, are properly allocable to and included in the determination of Taxes that relate to the pre-Closing period allocated to the Seller.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence.  The Seller shall not be required to pay any Taxes pursuant to this Section 5.7(c) to the extent that such Taxes are taken into account in the final determination of the Closing Working Capital.

(d)                                 Cooperation on Tax Matters.

(i)                                    Neenah, the Company and the Seller shall cooperate fully, to the extent reasonably requested by another, in connection with the filing of Tax Returns pursuant to Sections 5.7(b) and 5.7(c) or otherwise, and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)                                If requested by Neenah, the Company and the Seller will cooperate with Neenah to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Company (including, but not limited to, with respect to the Transactions).

(iii)                            All Company Tax refunds and overpayments relating to taxable periods or any portion thereof ending on the Closing Date, whether received in cash or applied to a subsequent taxable period, shall be solely for the benefit of the Seller, and Neenah shall cause the same to be paid promptly to the Seller.

(e)                                  Control of Audits.  After the Closing Date, except as set forth in the next sentence, the Company shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company (each, a “Contest”).  In the case of a Contest after the Closing Date that relates solely to Pre-Closing Tax Periods, the Seller shall control the conduct of such Contest, using counsel reasonably satisfactory to the Company, but the Company shall have the right to participate in such Contest at its own expense, and Seller shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Company for any taxable period (or portion thereof) after the Closing Date without the written consent of Company, which shall not be unreasonably withheld, delayed or conditioned.  In the event of any conflict between the provisions of this Section 5.7(e) and the provisions of Section 7.4, the provisions of this Section 5.7(e) shall control.

(f)                                   Certain Taxes.  All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be paid by Neenah when due, and the Company will, at Neenah’s expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other Taxes and fees, and, if required by any Legal Requirement, Neenah and the Seller will join in the execution of any such Tax Returns and other documentation.

(g)                                 Section 338(h)(10) Election.

(i)                                    At the request of Neenah, the Seller shall join with Neenah in making elections (collectively, the “338(h)(10) Election”) with respect to the purchase of the Purchased Securities under (x) Section 338(h)(10) of the Code and (y) any analogous provision of state, local or foreign income Tax law, to the extent that such election is separately available, in each state, local and foreign jurisdiction where the Company currently files income Tax Returns.  Neenah and the Seller shall, upon request, exchange completed and executed copies of (A) IRS Form 8023 (“Elections Under Section 338 for Corporations Making Qualified Stock Purchases”) and required schedules thereto and (B) to the extent required, any similar forms with respect to state, local or foreign income Taxes.

(ii)                                Neenah and the Seller agree that, except as may otherwise be required pursuant to a final determination within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign income Tax law, for United States federal income Tax purposes, the amount of the adjusted deemed sale price (as determined pursuant to Treas. Reg. §1.338-4) for the assets of the Company deemed acquired pursuant to the 338(h)(10) Election (collectively, the “Tax Purchase Price”) shall be allocated in accordance with Treas. Reg. §1.338-6 and 1.338-7 and in that connection further agree that (A) the fair market values of the assets of the Company included in the final determination of the Closing Working Capital, are the values of such assets as so determined, (B) within 180 days of the Closing Date, Neenah shall provide to the Seller, for the Seller’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, Neenah’s written determination of the fair market values of those assets of the Company not taken into account in the determination of the Closing Working Capital and that are reflected as assets on the face of the Company’s balance sheet (including any assets that may be fully amortized, depreciated or otherwise reported as having a value of zero, but are included and reported as owned by the Company on any sub-asset ledger of the Company that is used in support of determining the value on such balance sheet) included in the Company’s most recent year-end Financial Statements  of the Seller and Company, which determination shall be based upon an appraisal of the assets by Navigant Capital Advisors, and (C) any excess of the Tax Purchase Price over the sum of the fair market values determined pursuant to clauses (A) and (B) of this sentence shall be allocated solely to goodwill and going concern value.  Each of Neenah and the Seller agree that they (X) shall prepare and attach to their respective consolidated federal income tax return described in Section 5.7(a) above the IRS Form 8883, Asset Allocation Statement Under Section 338, and (Y) shall prepare and file with any subsequent consolidated federal income tax return, any supplemental Form 8883 that is required as a result of an Earnout Payment or otherwise, in a manner that is consistent with the principles for making such allocations as described in this Section 5.7(g)(ii).

5.8.                            Directors’ and Officers’ Indemnification and Insurance.

(a)                                 In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”), in which any Person who is now, or has been at any time prior to the Closing, a manager, director, officer or Affiliate of the Company (the “Indemnified Persons”) is, or is threatened to be, made a party or witness thereto based in whole or in part on the fact that such Person is or was a manager, director, officer or Affiliate of the Company, whether in any case asserted or arising before, on or after the Closing Date, the Company shall, to the fullest extent permitted by law, indemnify and hold harmless such Indemnified Person from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Person to the fullest extent permitted by law), judgments, fines and amounts paid in settlement incurred in connection with or arising out of such Proceeding.

(b)                                 An Indemnified Person shall notify the Company of the existence of a Proceeding for which such Indemnified Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided, that the failure to so notify shall not affect the obligations of the Company and Neenah under this Section 5.8 except to the extent such failure to notify actually prejudices the Company and Neenah.  The Indemnified Person and the Company shall cooperate fully with each other in connection with the defense of any Proceeding.  No settlement of a Proceeding may be made by the Company or Neenah without the Indemnified Person’s consent, except for a settlement which requires no more than a monetary payment for which the Indemnified Person is fully indemnified and which does not require the admission of liability.

(c)                                  Neenah shall, or shall cause the Company to, maintain the Company’s existing directors’ and officers’ liability insurance or purchase a so-called “tail” for such directors’ and officers’ liability insurance, in each case covering Persons who are currently covered by such insurance on terms no less favorable than those in effect on the date hereof for a period of at least six years after the Closing.  Notwithstanding the foregoing, in no event will Neenah, in connection with maintaining such existing insurance, be required to expend on an annual basis an amount that is greater than 250% of the annual cost incurred by the Seller immediately prior to the Closing Date; Neenah’s obligation shall be to purchase the greatest amount of such insurance coverage then available on terms and conditions comparable to the Seller’s insurance coverage up to the maximum amount that Neenah is required to expend hereunder.

(d)                                 The provisions of this Section 5.8 are intended to be for the benefit of, and enforceable by, each Indemnified Person and such Indemnified Person’s estate, heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Person or such Indemnified Person’s estate, heirs and representatives may have under the Company Charter Documents, any Legal Requirement, any contract or otherwise.

(e)                                  The obligations of the Company and Neenah under this Section 5.8 shall continue in full force and effect for a period commencing as of the Closing and ending as of the later of (i) the six year anniversary of the Closing and (ii) the date that all applicable statute of limitation periods have expired for any claim or claims for which an Indemnified Person may be entitled to indemnification under this Section 5.8; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 5.8 asserted or made within such period shall continue until the final disposition of such claim.

5.9.                            Books and Records.

(a)                                 Promptly following the Closing, Crane shall deliver to the Buyer the minute books and corporate seals of the Company, as applicable, together with any separate Tax records, Tax workpapers, Tax opinions and FIN 48 workpapers of the Company (which for the avoidance of doubt shall not include the Seller’s consolidated Tax Returns, Tax records, Tax workpapers, Tax opinions and FIN 48 workpapers).

(b)                                 After the Closing, the Seller and its accountants, lawyers and other Representatives shall be entitled at all reasonable times to have access to and to make copies of the books and records and other information of the Company for any purpose relating to the Seller’s ownership of the Company prior to the Closing, including the preparation of Tax Returns.  Without limiting the foregoing, (i) Neenah and the Company shall maintain possession of the items referred to in the preceding sentence for at least seven years and (ii) thereafter, before destroying or giving up possession of such items, the Seller and the Company shall first offer in writing to the Seller the opportunity (at the Seller’s expense but without any other payment) to obtain the same.  To the extent the Seller does not notify the Buyer within 30 days after receipt of the notice referred to in clause (ii) of the preceding sentence that the Seller wishes to obtain some or all of such items, Neenah shall be free to dispose of the items which the Seller does not want as Neenah sees fit.

(c)                                  Neenah shall use reasonable efforts to afford the Seller access to the Continuing Employees who remain in the employ of Neenah or its Affiliates as the Seller shall reasonably request for its proper corporate purposes including, without limitation, the defense of legal proceedings.  Such access may include interviews or attendance at depositions or legal proceedings.  All out-of-pocket expenses reasonably incurred by Neenah in connection with this Section 5.9(c) shall be paid or promptly reimbursed by the Seller.

(d)                                 In the event of any litigation or threatened litigation between the parties relating to this Agreement or the Transactions, the covenants contained in this Section 5.9 shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

5.10.                     Employee Compensation and Benefit Plans.

(a)                                 General.  Except with respect to liabilities and obligations (i) arising under or with respect to any employee benefit plan, program or arrangement first maintained or contributed to by the Company after the Closing Date or (ii) as otherwise set forth in this Section 5.10 or Section 5.13, notwithstanding anything to the contrary contained in this Agreement or otherwise, none of the Company, Neenah or any of their respective Affiliates shall have any liability or obligation under or with respect to any Benefit Plan or any other employee benefit plan, program or arrangement maintained, operated, sponsored in whole or in part by or contributed to by the Seller or any Person affiliated with the Seller or, prior to the Closing, the Company under Section 414 of the Code or Section 4001 of ERISA , other than liabilities of the Company attributable to the Company’s sponsorship of, maintenance of, or contributions to any such Benefit Plan or such other employee benefit plan, program or arrangement prior to the Closing for which the Company continues to have liability after the Closing under applicable law.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, no Company Employee shall accrue any additional benefits under any Benefit Plan after the Closing Date.

(b)                                 Welfare Plan Claims.  Excluding those employee welfare benefit plans of the Company covered by third party insurance products as listed on Schedule 5.10(b), the Seller and its Affiliates (other than the Company) shall be responsible for the payment of any unpaid covered employee welfare benefit plan claims or expenses incurred on or prior to the Closing Date by the Company Employees employed by the Company as of the Closing (the “Continuing Employees”) (and their eligible spouses and dependents, as the case may be) and for any employee welfare benefit plan claims or expenses (whenever incurred) by any former employees of the Company (and their eligible spouses and dependents, as the case may be).  Excluding those employee welfare benefit plans covered by third party insurance products, the Company, Neenah and their Affiliates (for clarity, such Affiliates do not include the Seller) shall be responsible for any unpaid covered employee welfare benefit plan claims or expenses incurred after the Closing Date by the Continuing Employees (and their eligible spouses and dependents, as the case may be).  For purposes of this Section (b), an “employee welfare benefit plan” shall mean an employee welfare benefit plan as defined in Section 3(1) of ERISA.  Whether an employer welfare benefit plan claim or expense is covered under a party’s employee welfare benefit plans shall be determined in accordance with the terms and conditions of the governing plan documents and insurance policies.

(c)                                  COBRA.  The Seller and its Affiliates (other than the Company) agree and acknowledge that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(a)) of which they are a part shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the Transactions.  The Company shall be solely responsible for providing continuation coverage under COBRA to any Continuing Employees (and their eligible spouses and dependents, as the case may be) with respect to any qualifying events (as defined in Treasury Regulation Section 54.4980B-4, Q&A-1) that occur after the Closing Date.

(d)                                 Seller Flexible Spending Accounts.  As of the Closing Date any health care flexible spending account or dependent care flexible spending account maintained by the Seller or any of its Affiliates for the benefit of the Continuing Employees (the “Seller Flexible Spending Accounts”) for the plan year including the Closing Date will be closed for any further pre-tax contributions by the Continuing Employees.  With respect to the dependent care portion of the Seller Flexible Spending Accounts, the Continuing Employees may make claims for reimbursement of qualifying dependent care expenses incurred through the Closing Date, provided, that claims for reimbursement for such expenses from the Seller Flexible Spending Accounts may be submitted through December 31, 2014.  With respect to the health care portion of the Seller Flexible Spending Account, Continuing Employees may make claims for reimbursement of qualifying health care expenditures through the Closing Date unless such Continuing Employees make COBRA contributions to their Seller Flexible Spending Accounts, in which instance the reimbursement claim period for qualifying health expenditures shall be extended though the date covered by such COBRA contributions.  For example, if a Continuing Employee makes COBRA contributions through December 31, 2014 to their Seller Flexible Spending Account, then the Seller Flexible Spending Account balance for such Continuing Employee will be available for reimbursement of all qualifying health care expenditures incurred on or before December 31, 2014.

(e)                                  401(k) Plans.  Effective as of the date immediately preceding the Closing Date (but contingent upon the Closing), the Seller and its Affiliates shall cause the unvested portion of the accounts of the Continuing Employees under the Crane Companies Retirement Savings Plan (the “Seller 401(k) Plan”) to be fully vested and the Continuing Employees shall cease accruing benefits under such plan. As soon as reasonably practicable after the Closing Date, each of the Seller, the Company and Neenah shall use commercially reasonable efforts to provide the Continuing Employees with the opportunity to directly rollover their account balances under the Seller 401(k) Plan (including participant loans that are not in default) to a section 401(k) plan maintained by the Company or Neenah.  The Seller and its Affiliates shall use commercially reasonable efforts to cause the trustee and record keeper of the Seller 401(k) Plan to continue to accept payments on outstanding participant loans following the Closing Date for a period of 120 days following the Closing Date, or for such other mutually agreeable period of time following the Closing Date.

(f)                                   Buyer’s Plans.  Prior to the Closing, the Seller and the Company shall cause any individual who is then a Company Employee and employed by the Seller to be transferred to the Company.  Neenah shall offer employment with the Company to, and/or continue the employment with the Company of, the Continuing Employees and, for a period of one year after the Closing, (i) Neenah shall use commercially reasonable efforts to cause the Company to provide the Continuing Employees with wage, salary and potential bonus arrangements and opportunities which, when taken as a whole, are substantially similar in the aggregate to those currently provided by the Seller and/or the Company to the Continuing Employees and (ii) except for any equity incentive and defined benefit pension plans, Neenah shall cause the Company to provide employee benefit and compensation plans, programs, policies and arrangements (collectively, the “Buyer’s Plans”) which, in the aggregate, will provide compensation and benefits to the employees of the Company substantially similar, in the aggregate, to the Benefit Plans, provided that nothing herein shall interfere with Neenah’s right or obligation to make such changes to Buyer’s Plans as are necessary to conform with applicable Legal Requirements.  Crane acknowledges that the Buyer’s Plans with respect to 401(k) and retirement contribution benefits are different than the Crane 401(k) Plan and profit sharing arrangements, however, Crane agrees not to bring any claim that such Buyer’s Plans are not substantially similar in the aggregate to the Benefit Plans provided by Crane unless individual amounts actually paid, contributed and/or provided for under such Buyer’s Plans are, in the aggregate, materially less than the corresponding amounts that would have been paid or contributed under the Benefit Plans.  For the avoidance of doubt, Neenah may adjust the incentive compensation targets under any bonus arrangement or opportunity for any Continuing Employee. To the extent permitted by law, for the purposes of any of the Buyer’s Plans for which eligibility or vesting of benefits depends on length of service, and for any benefit for which the amount or level of benefits depends on length of service, Neenah shall give (or cause to be given) to each Continuing Employee full credit for past service with the Seller, the Company or one of their respective Affiliates, as applicable, as of and through the Closing Date under the Benefit Plans (“Prior Service”).  In addition, and without limiting the generality of the foregoing, for any Buyer Plan that is a health and welfare plan (whether or not subject to ERISA) each Continuing Employee:  (a) shall be given credit for Prior Service for purposes of eligibility to participate and satisfaction of any waiting periods, and Buyer shall cause to be waived any evidence of insurability requirements and the application of any pre-existing condition limitations; (b) shall be given credit for amounts paid under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums under Buyer’s Plan(s) as though such amounts had been paid in accordance with the terms and conditions of the Buyer’s Plan(s) for the plan year in which the Closing Date occurs; and (c) shall be eligible to receive under the Buyer’s Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued and available to the Continuing Employee under the Benefit Plans immediately prior to the Closing.  Notwithstanding anything to the contrary, any Company Employee who either (i) is not actively performing services for the Company because of (A) his or her status on an approved disability leave under the term of any Benefit Plan or (B) his or her status regarding disability leave is pending as of the Closing, or (ii) incurs a disability requiring leave (as defined under the terms of the applicable Benefit Plan) on or before the Closing and regarding which the Company is notified in writing before 5:00 p.m. U.S. eastern time on the first business date following the Closing Date (“Disability Leave Employee”) shall not be transferred to Neenah or the Company as of the Closing (but shall have his employment transferred to Seller for the duration of such Disability Leave Employee’s disability) and provided, further, that immediately as of the date that such Disability Leave Employee is eligible to return actively to work after the Closing Date (if such date is prior to such Disability Leave Employee receiving long-term disability benefits under the applicable Benefit Plan) (“Return to Work Date”), Buyer shall be required to make an offer of employment with the Company to such Disability Leave Employee on terms and conditions substantially similar to those in effect as of the Closing Date.  Immediately following acceptance of such an offer of employment, a Disability Leave Employee shall (i) become a Continuing Employee for purposes of the covenants set forth in Section 5.10 and Section 5.13 and (ii) become eligible to participate in the Buyer’s Plans that apply to Continuing Employees as of his/her applicable Return to Work Date, subject to the terms and conditions of such plans and the terms set  forth above.   For the sake of clarity, in the event of a delayed transfer of employment of a Disability Leave Employee, Seller and the applicable Benefit Plans shall be responsible for any claims incurred with respect to such individual prior to the Return to Work Date but in no event will Seller and the Benefit Plans be responsible for any benefits, including without limitation, severance benefits, that become due and owing to any transferred Disability Leave Employee under benefits plans sponsored by Buyer or its Affiliates on or after the applicable Return to Work Date.

5.11.                     Intercompany Arrangements; Mutual General Release.   Effective upon the Closing and except for (i) the agreements listed on Schedule 5.11 and (ii) this Agreement and any agreement entered into pursuant to this Agreement, including without limitation the Post-Closing Agreements referred to in Section 6.1(i) below (collectively, the “Surviving Agreements”), all intercompany and intracompany accounts, contracts, agreements or arrangements between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand (the “Intercompany Agreements”), shall be cancelled without any consideration or further liability to any party and without the need for any further documentation.  Effective as of the Closing, (a) the Seller, on behalf of itself and its Affiliates (other than the Company), voluntarily, knowingly and irrevocably releases and forever discharges the Company and its officers, directors, managers, employees and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing under the Intercompany Agreements, except for any rights of the Seller under the Surviving Agreements, and (b) each of Buyer and the Company, on behalf of itself and its Affiliates, voluntarily, knowingly and irrevocably release and forever discharges the Seller and its officers, directors, employees, and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities, and obligations of every kind, nature or description, known or unknown, arising or existing under the Intercompany Agreements, except for any rights of Neenah or the Company under the Surviving Agreements.

5.12.                     Insurance.  Except as provided in the next sentence, from and after the Closing Date, (a) neither the Company nor Neenah shall make any claim, as an insured, additional insured or otherwise, or otherwise seek to benefit from or under any insurance arrangement or policy covering the Company, its properties and assets and/or the Business which was in effect and/or otherwise existed on or prior to the Closing Date, and (b) Neenah shall have no rights as an insured, additional insured or otherwise under such arrangements and policies to the extent the events giving rise to any claim under such policies arose on or before the Closing Date.  The Company and Buyer will cooperate with the Seller in connection with making and pursuing any claims on behalf of the Company under any such insurance arrangements or policies in connection with insurable Losses and/or events that occurred on or before the Closing Date, and to the extent the Company shall receive the proceeds of any such arrangement or policy, it will promptly remit the proceeds to the Seller.

5.13.                     Other Employee Matters.

(a)                                 Prior to the Closing, (i) Neenah shall use commercially reasonable efforts to provide to the Seller copies of all written communications and describe the substance of all other communications that Neenah intends to deliver to the individuals who will be employees of the Company as of the Closing in connection with the consummation of the Transactions, in each case in advance of such delivery, and (ii) Neenah shall invite a Representative of the Seller to be present at any town hall style or similar meeting between Representatives of Neenah and such employees.

(b)                                 The Continuing Employees (other than those who are parties to an employment, change of control or other type of agreement which provides for severance as described on a schedule to this Agreement) whose employment is terminated by Neenah or the Company without Cause within one year after the Closing and who sign a release of claims in a form reasonably satisfactory to Neenah (which shall include a release of the Seller and its Affiliates) shall receive severance pay in accordance with the established severance policy of the Company as of the date of this Agreement, which is one week for every year of service with the Seller or one of its Affiliates up to twenty (20) years and then two (2) weeks for every year of service thereafter, together in each case with outplacement assistance in an amount and by a firm approved by the Company.  For purposes of the lump sum severance calculation, a Continuing Employee’s anniversary years of service with the Company are determined as of the Continuing Employee’s termination date and are pro-rated for partial years of service.  Such severance pay (less applicable Tax withholdings) will be made at regular payroll intervals, in accordance with Neenah’s regular payroll practices.  As used in this Section (b), “Cause” for termination means termination of an employee’s employment because of (i) gross negligence or willful misconduct in the performance of his/her duties for the Company, (ii) poor performance or non-performance by the employee of his/her duties for the Company, as determined by the Company in its sole discretion, after notice and reasonable opportunity to cure, (iii) the employee’s conviction for or admission to a felony offense, or the employee’s indictment for a criminal offense involving or relating to the business of the Company,  (iv) fraud, dishonesty, or embezzlement with respect to the Company, or (v)  material breach, as determined by the Company in its sole discretion, of any written employment policy of the Company.

(c)                                  During the 91-day period following the Closing Date, none of Neenah, the Company or any of their Affiliates shall effect a “plant closing”, engage in a “mass layoff” of employees at a single site of employment of the Company, engage in any temporary or permanent close or shut down of any single site of employment of the Company, or any facility or any operating unit, department or service within a single site of employment of the Company that violates the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state or other law.

(d)                                 Nothing in this Section 5.13, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.13.  Without limiting the foregoing, no provision of this Section 5.13 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company in respect of continued employment (or resumed employment) or any other matter.  Nothing in this Section 5.13 or Section 5.10 is intended (i) to amend any Benefit Plan or any employee benefit plan, program or arrangement maintained or contributed to by Neenah or any of its Affiliates, (ii) interfere with Neenah’s right from and after the Closing to amend or terminate any employee benefit plan, program or arrangement maintained or contributed to by Neenah or any of its Affiliates or (iii) interfere with Neenah’s right from and after the Closing to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

5.14.                     Name. Prior to the Closing, the Company shall (a) amend its articles of organization to change the name of the Company to Neenah Technical Materials, Inc. and (b) transfer from the Company to the Seller all of the right, title and interest in and to the “Crane” name and all derivations thereof and all related assets including any trademarks, tradenames or servicemarks which include “Crane.”  It is understood that the Seller shall have exclusive right to use the “Crane” name and all derivations thereof, and from and after the Closing none of Neenah, the Company or any of their respective Affiliates shall have any right, title or interest in, or right whatsoever to use, the “Crane” name or any derivation thereof except as expressly provided in the Transition Services Agreement.

5.15.                     Litigation Support.  Following the Closing, in the event and for so long as any party actively is contesting or defending against any proceeding in connection with the (a) Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan occurrence, event, incident, action, failure to act or transaction relating to the Business or the Company involving any party, each of the other parties will reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE VII below) and subject to appropriate confidentiality measures.  In the event of any litigation or threatened litigation between the parties relating to this Agreement or the Transactions, the covenants contained in this Section 5.15 shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

5.16.                     Restrictive Covenants.

(a)                                 During the five (5) year period commencing on the Closing Date, the Seller, on the one hand, and each of the Parent, the Buyer and the Company, on the other hand, expressly covenant and agree that each party will hold, and will use reasonable best efforts to cause its respective Affiliates and Representatives to hold, in confidence, unless and only to the extent legally required to disclose (and in any such case, a party shall, prior to disclosing such information, give prompt notice to the other party in order that it may seek a protective order or other appropriate remedy and reasonably cooperate, at the other party’s expense, with the other party in seeking to obtain such order or remedy), all confidential documents and information concerning the other party provided to it pursuant to this Agreement or otherwise in any of their possession, except to the extent that such information (i) is or becomes generally available to the public other than as a result of disclosure by a party in violation of the confidentiality obligations set forth in this Section 5.16(a); (ii) becomes available to a party on a nonconfidential basis from sources other than the other party; (iii) is independently developed by a party or any of its Affiliates or on its behalf without use of any of the confidential information and without violating any of such party’s obligations under this Section 5.16(a); (iv) is used in a Legal Proceeding in connection with a dispute under this Agreement; or (v) in the case of the Seller, is information regarding the Company used in connection with the filing of Tax Returns or any other purpose relating to the Seller’s ownership of the Company and/or operation of the Business prior to the Closing.

(b)                                 The Seller expressly covenants and agrees that during the five (5) year period commencing on the Closing Date, the Seller will not, within the Territory, either directly or indirectly, on its own behalf or in the service or on behalf of others, engage in or provide managerial, supervisory, sales, marketing or consulting services or assistance to, or own a beneficial interest in, any Competing Business (or any material aspect thereof).  As used in this Section 5.16(b), “Territory” means any jurisdiction in which (i) the Business is currently conducted, (ii) a customer of the Business is currently located, or (iii) the Company or its customers reasonably expect to enter within the next five (5) years.  Notwithstanding the provisions of this Section 5.16(b) and without implicitly agreeing that the following activities would be subject to the provisions of this Section 5.16(b), nothing in this Agreement shall preclude, prohibit or restrict the Seller or any of its Affiliates from engaging in any manner in any business activity that would otherwise violate this Section 5.16(b) that is acquired from any Person (an “Acquired Business”) or is carried on by any Person that is acquired by or combined with the Seller or an Affiliate of the Seller after the date of this Agreement (an “Acquired Company”); provided that, if the aggregate consolidated revenues of an Acquired Business or an Acquired Company for the fiscal year ending prior to the completion of such purchase or acquisition is in excess of 10% of the aggregate consolidated revenues of the Company for the fiscal year ending prior to the Closing Date (the “Divestiture Threshold”), then, as soon as reasonably practicable, the Seller or such Affiliate shall use commercially reasonable efforts to dispose or agree to dispose of all or a portion of the Acquired Business or the Acquired Company so that the aggregate consolidated revenues for the fiscal year ending prior to the completion of such purchase or acquisition of the remaining portion of the Acquired Business or the Acquired Company shall be less than the Divestiture Threshold.

(c)                                  For a period of five (5) years from and after the Closing Date, the Seller will not, directly or indirectly, for itself or for any other Person (other than Neenah or any of its Affiliates), call on or solicit any customer that is party to one or more of the Material Contracts for the purpose of competing with the Business, nor shall the Seller make known to any Person other than Neenah for the purpose of enabling such Person to compete with the Business (i) the names and contact information of such customers or (ii) any information relating in any manner to the trade or business relationship of the Business with such customers.

(d)                                 For a period of two (2) years from and after the Closing Date, (i) the Seller will not, directly or indirectly, for itself or for any other Person (other than Neenah or its Affiliates), recruit or hire away or attempt to recruit or hire away, on any of their behalves or on behalf of any other Person, any of the Continuing Employees, and (ii) each of Neenah and the Company will not, directly or indirectly, for itself or for any other Person (other than the Seller or its Affiliates), recruit or hire away or attempt to recruit or hire away, on any of their behalves or on behalf of any other Person, any of the employees of the Seller or its Affiliates; provided, however, that this Section 5.16(d) shall not prohibit a party from (x) making general solicitations not specifically targeted at another party’s employees and employing persons in connection with such general solicitations, (y) from employing or hiring any person who initiates discussions regarding employment without any solicitation by such party, or (z) from employing or hiring any person whose employment with another party has been terminated by such other party.

(e)                                  The parties understand and acknowledge that an unintentional de minimis violation of Sections (b), (c) and (d) by a party shall not, in and of itself, be deemed a violation of such sections (de minimis shall mean a violation which has an effect of less than $10,000 on the Business, does not affect any customer of the Business in any amount or value, and does not cause confusion with respect to the Business or any of its customers).

(f)                                   Each party acknowledges that the other parties have agreed to enter into this Agreement based, in part, on the other parties’ agreements to the applicable restrictive covenants contained in this Section 5.16.  Each party also acknowledges that its covenants contained in Section 5.16 are reasonable in scope and duration.

(g)                                 If any covenant in this Section 5.16 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding and enforceable against the applicable party.

(h)                                 Each party agrees and acknowledges that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 5.16 and that a party for whose benefit the covenants in such provisions were made may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief to enforce or prevent any violations or threatened violations of the provisions of this Section 5.16.

(i)                                    Notwithstanding anything to the contrary contained in this Agreement or otherwise, none of the Seller or its Affiliates shall be bound by Sections 5.16(b) through 5.16(h) following the consummation of an acquisition of the Seller, whether by merger, amalgamation or consolidation, purchase of assets or equity interests or any other manner, and no Affiliate of the Seller shall be bound by Sections 5.16(b) through 5.16(h) following the consummation of an acquisition of such Affiliate by a Person other than an Affiliate of the Seller, whether by merger, amalgamation or consolidation, purchase of assets or equity interests or any other manner.

5.17.                     Environmental Policy.    Prior to the Closing, Neenah shall purchase and maintain a policy of environmental insurance with coverages and liability limits as forth in the premium quotation issued to the Seller by Zurich North America, Specialties Division, on May 30, 2014, naming each of the Seller and the Company as an additional insured thereunder and with other terms and conditions reasonably satisfactory to the Seller (the “Environmental Policy”).  Neenah shall not amend or assign the Environmental Policy without the Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed.  The cost of the premium for the Environmental Policy will be borne 50% by the Seller and 50% by Neenah.  Neenah shall and shall cause each of its Affiliates to (a) cause the Environmental Policy to remain in full force and effect for a period of not less than 10 years following the Closing Date, and (b) refrain from taking any action which could (i) cause the Environmental Policy not to be available with respect to any environmental issue(s) related to the Owned Real Property or any other property covered thereby or (ii) otherwise cause the denial or limitation of coverage under the Environmental Policy.  The parties may seek to obtain one or more additional quotes for a policy of environmental insurance.  To the extent that Neenah and the Seller mutually agree in writing to obtain a policy of environmental insurance from a different insurance company and/or on different terms, all references in this Agreement to the “Environmental Policy” shall refer to such policy.

5.18.                     Meetings with Customers and Vendors.    Between the date of this Agreement and the Closing Date, upon the reasonable request of Neenah, the Seller and the Company shall use good faith reasonable efforts to arrange meetings including Neenah and its Representatives with such material customers and vendors of the Business as may be mutually agreed upon by the Seller and Neenah, and to cooperate in such meetings, provided, that any such meeting shall be led by Representatives of the Seller and/or the Company and conducted using a mutually developed and accepted communication plan for such meeting.  The covenants of the Seller and the Company set forth in this Section 5.18 shall be deemed satisfied by virtue of their good faith reasonable efforts to arrange and participate in such meetings.  Notwithstanding anything to the contrary in this Agreement or otherwise, (a) neither the Seller nor the Company makes any representation or warranty with respect to any such meeting, (b) in no event shall (i) the occurrence or any outcome or result of any such meeting be deemed a condition to Closing under Article VI or (ii) the outcome or result of any such meeting or any event or circumstance occurring during or arising from any such meeting be taken into account in the determination of whether a Company Material Adverse Effect has occurred, and (c) the Buyer Indemnified Parties shall not be entitled to recover under Section 7.2 for any Losses incurred by them that arise or result from any such meetings or the failure of any such meetings to occur.

ARTICLE VI
CONDITIONS TO CLOSING

6.1.                            Conditions Precedent to Neenah’s Obligations.  The obligation of Neenah to consummate the Transactions is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)                                 Representations and Warranties True.  The representations and warranties of Crane contained in ARTICLE II shall be true and correct at Closing as though made as of the Closing except (i) to the extent that any such representation or warranty relates to an earlier date (in which case such representation or warranty shall be true as of such date, subject to clause (iii) below), (ii) for changes resulting from any acts or omissions expressly required by this Agreement or consented to in writing by the Buyer, and (iii) where the failure of such representations and warranties to be true and correct (whether as of the Closing or such earlier date), taken as a whole, does not cause a Company Material Adverse Effect.

(b)                                 Covenants Performed.  The Company shall have performed, on or before the Closing Date, in all material respects, all obligations contained in this Agreement which by the terms hereof are required to be performed before the Closing Date.

(c)                                  Compliance Certificate.  The Buyer shall have received a certificate signed by an authorized officer of the Company certifying as to the matters set forth in Sections 6.1(a) and (b).

(d)                                 FIRPTA Certificate.  The Buyer shall have received a certificate satisfying the requirements of Treas. Reg. §§ 1.1445 — 2(b)(2) in a form reasonably acceptable to the Buyer.

(e)                                  Required Consents.  Each of the approvals and consents listed on Schedule 5.4 and marked with an asterisk shall have been obtained.

(f)                                   No Injunction.  There shall not be any order of any court or Governmental Authority restraining or invalidating the transactions which are the subject of this Agreement.

(g)                                 Pre-Closing Deliverables.  The Seller shall have made the deliveries contemplated by the second sentence of Section 1.1 and by Section 1.3(b).

(h)                                 [Intentionally Omitted].

(i)                                    Post-Closing Agreements.  The Seller and the Company shall have entered into (i) the Transition Services Agreement in substantially the form attached hereto as Exhibit 6.1(i)-1 (the “Transition Services Agreement”), (ii) the Waste Water Treatment Services Agreement in substantially the form of Exhibit 6.1(i)-2 (the “WWT Services Agreement”), and (iii) the Easement Agreement for Well Water in substantially the form of Exhibit 6.1(i)-3 (together with the Transition Services Agreement and the WWT Services Agreement, the “Post-Closing Agreements”).

(j)                                    Release.  Crane’s senior lenders shall have terminated the guarantee executed by the Company of the Seller’s obligations under the Senior Credit Facility, released any and all Liens on the Purchased Securities and the assets of the Company, and released the Company from all other obligations relating to the Senior Credit Facility, in each case on terms reasonably satisfactory to the Buyer.  As used herein, the term “Senior Credit Facility” shall mean the Amended and Restated Credit Agreement, dated as of August 5, 2011 (as amended, supplemented, restated or extended from time to time) by and among the Seller, Toronto Dominion (Texas) LLC, as administrative agent, and the other parties thereto.

(k)                                 Certificates; Documents.  The Buyer shall have received copies of each of the following for the Company certified by an officer of the Company:  (i) the Company’s articles of incorporation, as amended; (ii) the Company’s by-laws, as amended; and (iii) the requisite corporate votes and resolutions authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions by the Company.

(l)                                    Resignations.  The Buyer shall have received copies of the resignations, effective as of the Closing, from each director and statutory officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Seller, as unnecessary).

6.2.                            Conditions Precedent to the Company’s and Seller’s Obligations.  The obligation of the Company and the Seller to consummate the Transactions is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)                                 Representations and Warranties True.  Each of the representations and warranties of Neenah contained in ARTICLE IV shall be true and correct in all material respects at and as of the Closing.

(b)                                 Obligations Performed.  Neenah shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed on or before the Closing Date.

(c)                                  Compliance Certificate.  The Company and the Seller shall have received a certificate signed by an authorized officer of each of the Parent and the Buyer certifying as to the matters set forth in Sections 6.2(a) and (b).

(d)                                 Required Consents.  The consents required under the Senior Credit Facility in order for the Seller to consummate the Transactions shall have been obtained.

(e)                                  No Injunction.  There shall not be any order of any court or Governmental Authority restraining or invalidating the material transactions which are the subject of this Agreement.

(f)                                   Closing Payments.  Neenah shall have made the payments contemplated by Section 1.4.

(g)                                 Environmental Policy.  Neenah shall have obtained the Environmental Policy in accordance with Section 5.17.

(h)                                 Post-Closing Agreements.  Neenah shall have entered into each of the Post-Closing Agreements.

6.3.                            Frustration of Conditions.  No party may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

7.1.                            Survival.  The representations and warranties contained in this Agreement and in the certificates delivered at the Closing pursuant to Sections 6.1(c) and 6.2(c), and the right to bring a claim for any breach of any of such representations and warranties, shall survive the Closing only until the applicable Cut-Off Date, and no claim for breach of any representation, warranty, pre-Closing covenant or pre-Closing agreement may be brought after the applicable Cut-Off Date, except for any claim (a) of which the Seller has been notified in writing with reasonable specificity by the Buyer prior to the applicable Cut-Off Date, (b) of which the Buyer has been notified in writing with reasonable specificity by the Seller prior to the applicable Cut-Off Date, or (c) that is brought by the indemnifying party during the Response Period as a counterclaim to a claim brought in accordance with the preceding clauses (a) or (b).  The post-Closing covenants and agreements contained in this Agreement shall survive in accordance with their respective terms.  For the avoidance of doubt, a party’s ability to bring a claim for intentional fraud is covered by Section 7.7 and shall not be subject to any “Cut-Off Date” under this Agreement.

As used in this Agreement, the term “Cut-Off Date” means the 18-month anniversary of the Closing Date; provided, that (x) for claims arising out of the representations and warranties contained in Section 2.22 (‘Environmental Laws’) (such representations and warranties being sometimes hereinafter referred to, collectively, as the “Environmental Reps”), the “Cut-Off Date” shall be the five-year anniversary of the Closing Date, and (y) for claims arising out of the representations and warranties contained in Sections 2.1 (‘Organization, Power and Standing’), 2.4 (‘Due Authorization’), 2.6 (‘Validity and Enforceability’), 2.7 (‘Capitalization’), 2.18 (‘Taxes’), 2.25 (‘Brokers’), 3.1 (‘Title’), 3.2 (‘Due Authorization’), 3.4 (‘Validity and Enforceability’), 4.1 (‘Organization, Power and Standing’), 4.2 (‘Due Authorization’), 4.4 (‘Validity and Enforceability’), 4.8 (‘Brokers’) and 4.10 (‘Independent Investigation’) (such representations and warranties being sometimes hereinafter referred to, collectively, as the “Fundamental Reps”), the “Cut-Off Date” shall be the 30th day following the expiration of all applicable statute of limitations periods (including all extensions thereof).

7.2.                            Indemnification of the Buyer Indemnified Parties.

(a)                                 Subject to the other terms of this ARTICLE VII (including without limitation Section 7.5(b)), from and after the Closing, the Seller shall indemnify and hold the

Buyer and its Affiliates (the “Buyer Indemnified Parties”) harmless from all Losses incurred by them that arise or result from:

(i)                                    any breach of any of the representations or warranties of Crane contained in ARTICLE II or the certificate delivered at the Closing by the Company pursuant to Section 6.1(c);

(ii)                                any breach of the representations and warranties of the Seller contained in ARTICLE III, or the failure of the Seller to perform any of its covenants or agreements contained herein, including the failure to pay or perform, as applicable, (A) the Sale Bonuses together with any Withholding Amount, (B) the Seller’s Expenses, (C) any liability of the Company for Taxes due with respect to periods prior to the Closing, as determined pursuant to Section 5.7, to the extent such Taxes are not reflected as a liability for purposes of calculating the final Closing Working Capital in accordance herewith, or (D) any liability or obligation with respect to any Benefit Plan to the extent the Seller and its Affiliate have expressly agreed to retain such liability or obligation under Section 5.10;

(iii)                            any failure of the Seller to pay any liability or perform any obligation with respect to Closing Indebtedness or the Senior Credit Facility; or

(iv)                             the failure of the Company to perform any of its covenants or agreements contained herein that are required to be performed prior to the Closing.

For the avoidance of doubt, prior to the Closing, all obligations of the Seller and the Company under this Agreement shall be the joint and several obligations of each of the Seller and the Company.

(b)                                 In addition to the other terms of this ARTICLE VII (including without limitation Section 7.5(b)), the Buyer Indemnified Parties’ right to make claims under this Section 7.2 shall be subject to each of the following limitations and conditions:

(i)                                    No claim shall be made with respect to any single Loss (or series of related or similar Losses) of less than $50,000.

(ii)                                No claim shall be made unless the cumulative amount of Losses incurred by the Buyer Indemnified Parties (excluding Losses for which indemnification would not be available as a result of the foregoing clause (i)) exceeds an amount equal to 0.75% of the Base Purchase Price, and then only to the extent of such excess.

(iii)                            The aggregate liability of the Seller for Losses shall not exceed, in the aggregate, an amount equal to 5% of the Base Purchase Price; provided, that this sentence shall not apply in the case of any Losses arising or resulting from (A) the breach of any of the Environmental Reps or the Fundamental Reps, or (B) the breach of any covenants to be performed by the Seller after the Closing.

(iv)                             The aggregate liability of the Seller for Losses arising or resulting from (A) the breach of any representations and warranties (including the Environmental Reps),

and (B) the covenants and agreements of the Company or the Seller to be performed prior to the Closing shall not exceed 7.5% of the Base Purchase Price; provided, that this sentence shall not apply in the case of any Losses arising or resulting from the breach of any of the Fundamental Reps.

(v)                                 The aggregate liability of the Seller for (x) Losses arising or resulting from the breach of any of the representations and warranties (including the Environmental Reps and the Fundamental Reps) and (y) all other Losses under this Agreement shall not exceed an amount equal to the Closing Purchase Price actually received by the Seller, minus all amounts previously paid by or on behalf of the Seller to the Buyer Indemnified Parties under this Agreement.

(vi)                             No claim shall be made with respect to Losses arising out of any breach of the representations or warranties contained in ARTICLE II to the extent (A) a corresponding reserve for such Losses has been established on the Financial Statements or (B) there has been a corresponding reduction in the calculation of the Closing Purchase Price.

(vii)                         The Buyer and the Buyer Indemnified Parties shall not be entitled to recover Losses arising from or resulting from (or to the extent exacerbated by) any environmental investigation, monitoring, clean-up, containment, restoration, removal or other corrective or response action (collectively, “Response Action”) unless such Response Action is: (1) affirmatively required under any Environmental Law to address an Environmental Condition existing as of the Closing Date which is discovered during the ordinary course of the operation of the Business (and not during or as a result of a voluntary investigation regardless of whether such investigation is undertaken as part of a property transfer or sale); (2) performed in a cost-effective manner; and (3) designed and scoped in such a manner as to attain compliance with the minimum remedial standards available under Environmental Law taking into account the use of the Owned Real Property as it was used by the Company as of the Closing Date and employing, where applicable, risk-based remedial standards and institutional controls.  Neenah and the Company shall provide reasonable notice of any planned Response Action to the Seller, and, subject to the limitations herein, the Seller shall either, at the Seller’s option, perform or cause to be performed the Response Action, or shall authorize Neenah or the Company to perform such Response Action.  Subject to the limitations herein, if the Seller refuses to perform, cause to be performed, or authorize the performance of any Response Action, Neenah and the Company may, at their option, perform or cause to be performed such Response Action. Neenah and the Company shall provide the Seller with reasonable access to the relevant property or facility for purposes of completing such Response Action and shall reasonably cooperate with the Seller in connection therewith; provided, that Seller shall make reasonable efforts to minimize any adverse impacts on the Company’s business.

(viii)                     The Buyer Indemnified Parties shall not be entitled to recover Losses under this ARTICLE VII to the extent that actions or the failure to act of Neenah, its Affiliates or any successor(s) result in a denial or limitation of coverage under the Environmental Policy.

7.3.                            Indemnification of the Seller Indemnified Parties.  Subject to the other terms of this ARTICLE VII, from and after the Closing, Neenah and the Company shall jointly and severally indemnify and hold the Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) harmless from Losses incurred by them which arise or result from (a) any breach of any of the representations and warranties of Buyer and the Parent contained in ARTICLE IV or in the certificate delivered at the Closing by the Buyer and the Parent pursuant to Section 6.2(c), (b) the failure of Neenah to perform any of its covenants or agreements set forth herein, (c) the failure of the Company to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing, or (d) except to the extent (and only to the extent) to which Losses are indemnifiable by the Seller under Section 7.2, (i) the Assumed Liabilities (as such term is defined in that certain Asset Transfer and Assumption Agreement between the Seller and the Company dated as of December 31, 2011), and (ii) any of the properties, assets, operations or activities of the Company or any of its Affiliates (including the Seller or any of its Affiliates) relating to the Business, and any other obligations and liabilities of the Company of any kind or nature.  For the avoidance of doubt, (x) prior to the Closing, all obligations of the Buyer, the Parent and/or Neenah under this Agreement shall be the joint and several obligations of each of the Buyer and the Parent, and (y) from and after the Closing, all obligations of the Buyer, the Parent, the Company and/or Neenah under this Agreement shall be the joint and several obligations of each of the Company, the Buyer and the Parent.

7.4.                            Procedure for Indemnification.

(a)                                 Any party hereto entitled to make a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing (a “Claim Notice”) upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof (if known), and the basis therefor.  The indemnifying party shall be relieved of its indemnification obligations hereunder to the extent that it is prejudiced by the indemnified party’s failure to give such prompt notice.  The party from whom indemnification is sought shall respond in writing (a “Claim Response”) to each such claim within 30 days of receipt of the related Claim Notice (the “Response Period”).  No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the expiration of the 30-day Response Period.

(b)                                 If the indemnifying party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the applicable Claim Notice and describing the basis therefor, the Buyer and the Seller shall promptly meet and use their commercially reasonable efforts to settle the dispute.  If the Buyer and the Seller are unable to reach agreement within 30 days after the conclusion of the Response Period, or if prior to the expiration of such 30-day period either the Buyer or the Seller determines in good faith that it may be prejudiced by delaying further the pursuit of other legal remedies, then either the Buyer or the Seller may resort to other legal remedies, subject to the limitations set forth in this ARTICLE VII.

(c)                                  If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof within 30 days following receipt of a Claim Notice, including, at its own expense, employment of counsel reasonably satisfactory to the indemnified party; provided, that the indemnified party may participate in any proceeding with counsel of its choice at its expense.  In such event, the indemnifying party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated by the Seller (as the indemnifying party), that involves any action by the Buyer other than the payment of money (which is to be paid in full by the Seller (subject to the applicable conditions and limits contained in this ARTICLE VII)) shall not be concluded without the prior written approval of the Buyer, which approval shall not be unreasonably withheld, delayed or conditioned; and, provided further, that any such settlement or resolution contemplated by the Buyer, as the indemnifying party, that involves any action other than the payment of money (which is to be paid in full by the Buyer) shall not be concluded without the prior written approval of the Seller, which approval shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, the indemnifying party shall not have the right to assume the defense of any third party claim if (i) such third party claim would reasonably be expected to result in any criminal liability or penalty imposed against the indemnified party or any of its Affiliates, or (ii) a conflict of interest exists between the indemnifying party and the indemnified party that precludes effective joint representation.

(d)                                 The party claiming indemnification shall use its commercially reasonable efforts to cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control.  Without limiting the generality of the foregoing, Neenah will use its commercially reasonable efforts to, and will cause employees of the Company to, cooperate fully with the Seller in connection with any matter for which the Seller is the indemnifying party.  Such cooperation shall include, without limitation, (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) the Seller and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (iii) providing to the Seller and/or its counsel all information under the control of the Company that is deemed necessary by the Seller and/or its counsel for the defense or prosecution of such matter.

7.5.                            Determination of Losses.

(a)                                 As used herein, “Losses” means all damages, losses, expenses, costs and liabilities (including reasonable attorneys’ fees and costs of collection), but excluding all consequential damages, punitive and exemplary damages, special damages, lost profits, incidental damages, indirect damages, diminutions in value, unrealized expectations or other similar items, and in no event shall any damages be calculated using a “multiplier” or other similar method having a similar effect unless such “multiplier” or other similar method was used in computing the amount of any third party claim that gives rise to the applicable Losses to be indemnified.  In determining the amount of any Losses for which an indemnified party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom (i) the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third party recoveries actually received by the indemnified party or an Affiliate in respect of such Losses, and (ii) the amount of any net Tax Benefit arising from or related to such Losses (but only to the extent such Tax Benefit is actually realized by the indemnified party for the taxable year in which such Losses are realized or the two years following such taxable year), provided, that no adjustment for a Tax Benefit shall be made until the aggregate of all Tax Benefits exceeds $50,000.  If an indemnification payment is received by an indemnified party, and such indemnified party or any Affiliate later realizes or receives insurance proceeds, other third party recoveries or Tax Benefits in respect of the related Losses, the indemnified party shall immediately pay to the indemnifying party a sum equal to the lesser of (x) the actual amount of such insurance proceeds, other third-party recoveries and Tax Benefits or (y) the actual amount of the indemnification payment previously paid with respect to such Losses.  All parties shall use commercially reasonable efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder.  As used herein, “Tax Benefit” means the Tax effect of any Tax Item which decreases Taxes paid or payable or increases Tax basis, including any interest due from any taxing authorities with respect thereto or interest that would have been payable to any taxing authority but for such item, but only after taking into account in the computation of the amount of Tax Benefit whether such indemnification payment in respect of any Loss (in any of a prior, current, or subsequent Tax period) is (A) includable in the computation of taxable income, (B) a reduction to an item of loss or deduction, or (C) an offsetting reduction in the computation of the Purchase Price for purposes of determining Tax basis.  In addition, the computation of any Tax Benefit shall ignore the time value of money in the computation of the amount of Tax Benefit, such that if, for example, there is a reduction in income Tax payable in one Tax period due to a Loss incurred by the Buyer that is subject to indemnification under this Article VII, and the receipt of any payment for such Loss is included in taxable income of the Buyer for another Tax period giving rise to an offsetting Tax liability to the Buyer, neither the amount of income Tax payable nor income Tax savings realized by the Buyer shall be discounted to take into account the different times for payment and recovery when computing the amount of Tax Benefit under this Section 7.5(a).  As used herein, “Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

(b)                                 Notwithstanding anything to the contrary contained in this Article VII, and subject in all cases to the compliance by Neenah and the Company with the terms of Section 5.17, to the extent there are any Losses or potential Losses related to or arising from any environmental issue(s) related to the Owned Real Property (or any other property covered by the Environmental Policy), the parties agree that any responsibility for such Losses shall be determined and allocated as follows:

(i)                                    FIRST, Neenah and the Company shall make a claim under and take all commercially reasonable actions necessary to pursue and secure recovery under the Environmental Policy;

(ii)                                SECOND, to the extent that (x) Neenah and the Company have taken the actions required under subsection 7.5(b)(i), (y) the Seller has breached the Environmental Reps, and (z) the aggregate Losses relating to such environmental issue(s) exceed $10 million (such amount, or any higher coverage limit under the Environmental Policy, is referred to as the “Coverage Amount”), the Seller shall be responsible for and shall indemnify the Buyer Indemnified Parties for Losses in excess of the Coverage Amount that arise or result from any such breach, subject to the caps, deductibles and other terms and limitations contained in this ARTICLE VII (including Section 7.2(b)); and

(iii)                            THIRD, to the extent that, after compliance with subsections 7.5(b)(i) and (ii) above there are any remaining or further Losses relating to such environmental issue(s), Neenah and the Company shall be jointly and severally liable therefor and shall indemnify the Seller Indemnified Parties for such Losses and any other Losses incurred by them in connection therewith.

Consistent with the foregoing, with respect to environmental issues covered by the Environmental Policy, it is the parties’ express intention that the Environmental Policy shall be the first source of recovery for any Losses related to or arising from any environmental issue(s) related to the Owned Real Property (or any other property covered by the Environmental Policy) and that the Seller shall only be required to provide indemnification (and then only under and subject to the caps, deductibles and other terms and limitations contained in this ARTICLE VII) to the extent that (1) the Seller has breached the Environmental Reps and (2) the aggregate Losses relating to or arising from any and all environmental issues related to the Owned Real Property (or any other property covered by the Environmental Policy) exceed the Coverage Amount.

For the avoidance of doubt:  (A) if the Environmental Policy does not cover Losses (for reasons other than a failure by Neenah and/or the Company to comply with Section 5.17 and/or clause (x) of subsection 7.5(b)(ii) above) that arise or result from an environmental issue and the Seller has breached the Environmental Reps in connection with such environmental issue, responsibility for such Losses shall be determined and allocated by first applying subsection 7.5(b)(ii) (provided that for these purposes both clause (z) and the phrase “in excess of the Coverage Amount” shall be disregarded and not given effect), and then applying subsection 7.5(b)(iii); and (B) if the applicable Losses are not covered by the Environmental Policy for any reason and the Seller has not breached Environmental Reps, Neenah and the Company shall be responsible for all such Losses and shall indemnify the Seller Indemnified Parties as contemplated by subsection 7.5(b)(iii).

(c)                                  For purposes of determining the amount of a Loss, but not for purposes of determining whether a breach has occurred giving rise to a Loss, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.6.                            Subrogation.  If (a) the Seller authorizes any indemnification payment hereunder, and (b) Neenah or the Company has or may have a claim against a third party (including any insurer) in respect of the related Losses, the Seller shall be subrogated to the rights and claims of Neenah and/or the Company, as applicable, against such third party.  The Seller shall not, however, have the right to collect aggregate payments from such third party or third parties in excess of the actual amount of the indemnification payment previously paid with respect to such Losses.  Neenah and the Company will execute and deliver to the Seller such documents and take such other actions as may reasonably be requested in order to give effect to this Section.

7.7.                            Remedies Exclusive.    All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein.  The remedies provided in this ARTICLE VII shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Seller Indemnified Parties and their heirs, successors and permitted assigns after the Closing with respect to this Agreement and the Transactions, including any breach or non-performance of any representation, warranty, covenant or agreement.  After the Closing, no Buyer Indemnified Party or Seller Indemnified Party shall bring any claim with respect to this Agreement or the Transactions, whether in contract, tort or otherwise, other than (a) a claim of intentional fraud against the party that committed such intentional fraud, (b) an indemnification claim made by Buyer on behalf of the Buyer Indemnified Parties in accordance with Section 7.2, or (c) an indemnification claim made by the Seller on behalf of the Seller Indemnified Parties in accordance with Section 7.3; provided, that any party may seek equitable relief, including the remedies of specific performance and injunction, in accordance with Section 9.6.  The provisions of this ARTICLE VII constitute an integral part of the consideration given to the Seller pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Purchase Price.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, (x) the rights and remedies of the parties under the Post-Closing Agreements shall be governed by the terms and conditions thereof and shall not be limited by this Section 7.7, by Section 9.8(a) or by any other provision of this Agreement, and (y) to the extent any obligation of any party under this Agreement might be deemed a guaranty under applicable Legal Requirements, such party shall be deemed to have waived (and hereby waives) all suretyship or other rights or defenses that it otherwise may have as a guarantor.

7.8.                            Treatment of Indemnity Payments.  To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all purposes, and the parties agree to file their Tax Returns accordingly.

ARTICLE VIII
TERMINATION

8.1.                            Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of the Seller and the Buyer;

(b)                                 by the Buyer, if Neenah is not then in material breach of any term of this Agreement, upon written notice to Seller if (i) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.1(a), or the Company shall have breached or failed to perform any of its obligations under this Agreement to the extent set forth in Section 6.1(b), and (ii) such breach, failure or misrepresentation (x) is not capable of being cured or (y) has not been cured within 30 days after the Buyer gives the Company written notice identifying in reasonable detail such breach, failure or misrepresentation;

(c)                                  by the Seller, if the Seller is not then in material breach of any term of this Agreement, upon written notice to Buyer if (i) any of the representations and warranties of Neenah set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.2(a), or if Neenah shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent set forth in Section 6.2(b), and (ii) such breach, failure or misrepresentation (x) is not capable of being cured or (y) has not been cured within 30 days after the Seller gives the Buyer written notice identifying in reasonable detail such breach, failure or misrepresentation;

(d)                                 by either the Seller or the Buyer, if any court or Governmental Authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(e)                                  by either the Seller or the Buyer, if the Closing has not occurred by  September 1, 2014 or such other date, if any, as the Company and the Buyer may agree in writing; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose willful and knowing failure to fulfill any obligation under this Agreement has contributed to the failure of the Transactions to occur on or before such date.

8.2.                            Effect of Termination.

(a)                                 If this Agreement is terminated as provided above, the parties shall have no further obligations hereunder (including for costs and expenses incurred by other parties in connection with this Agreement and the Transactions), except as provided below and except that each party shall be liable for  all damages incurred by the other parties as a result of the breaching party’s fraud or willful and knowing breach of the terms and conditions of this Agreement and the other parties hereto shall be entitled to all rights and remedies provided by law in respect of such breach.

(b)                                 The obligations of Neenah and its Affiliates and Representatives under Section 5.1(b) shall survive any termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1.                            Notices.  Any notices, demands or communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, as of the date received, (b) if delivered by certified mail, return receipt requested, three business days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, two business days after being entrusted to such delivery service, or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received; and in each case will be addressed to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

(i)	If to the Seller, or, prior to the Closing, the Company to:

Crane & Co., Inc.
One Beacon Street
Boston, MA 02108
Attention: James W. Hackett, Jr.
Facsimile: 617-648-3759
E-mail: jhackett@crane.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attention: William P. Gelnaw, Jr.
Facsimile: 617-248-4000
E-mail: wgelnaw@choate.com

(ii)	If to Neenah or, after the Closing, the Company, to:

Neenah Paper, Inc.
3460 Preston Ridge Road
Suite 600
Alpharetta, Georgia 30005
	Attention:	Steven S. Heinrichs
Senior Vice President, General Counsel and Secretary
	Telecopier:	(678) 518-3283
	Email :	steve.heinrichs@neenah.com

with a copy (which shall not constitute notice), to:

Bryan Cave LLP
One Atlantic Center, Fourteenth Floor
1201 West Peachtree Street, N.E.
Atlanta, Georgia 30309-3488
	Attention:	Rick Miller
	Telecopier:	(404) 420-0787
	Email:	rick.miller@bryancave.com

9.2.                            No Waiver.  No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.3.                            Amendments and Waivers.  The provisions of this Agreement may be modified, amended or waived at any time only by a writing signed by the Buyer and the Seller, and any such modification, amendment or waiver shall be binding on each of the parties hereto, including the Company.

9.4.                            Choice of Law; Forum.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.  Each of the parties (a) hereby irrevocably and unconditionally submits to the jurisdiction of any federal court located in Delaware or in the Delaware Court of Chancery and, with respect to any appeal from the Delaware Court of Chancery, any state appellate court therefrom within the State of Delaware (the “Courts”) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the Courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by the Courts.

9.5.         WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.6.         Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions contained in this Agreement were not performed by them in accordance with the terms hereof and that each party hereto shall be entitled to an injunction or injunctions to enforce specifically such provisions in this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity, exclusively in the Delaware Court of Chancery and, with respect to any appeal from the Delaware Court of Chancery, any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).  The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance enforce specifically  the terms and provisions in this Agreement.  With regard to any such action or proceeding relating to this Section 9.6, each of the parties hereto hereby irrevocably submits, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Section 9.6 in any court other than the aforesaid courts.  For purposes of this Section 9.6, each of the parties hereto hereby consents to service of process in accordance with the terms of Section 9.4 of this Agreement.

9.7.         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the Buyer, the Company and the Seller, except that (a) the indemnification and other rights hereunder of a party may be assigned to any bank or other Person which is or becomes a lender to the such Party or any of a Party’s successors and assigns and (b) this Agreement may be assigned by either Neenah or the Seller to any of their respective Affiliates or to any Person acquiring a material portion of the assets, business or securities of the Parent or the Seller, respectively, whether by merger, consolidation, sale of assets or securities or otherwise.

9.8.         Integration; Schedules.

(a)           This Agreement, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to the Transactions and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 5.1(b).  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale of the Purchased Securities exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale of the Purchased Securities, shall be those remedies at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract or in tort) for any statement, communication, disclosure, failure to disclose, representation or warranty not set forth in this Agreement.

(b)           Information set forth on any Schedule hereto shall be deemed to qualify each Section of this Agreement to which such information is applicable (regardless of whether or not such Section is qualified by reference to a Schedule), so long as application to such Section is reasonably apparent on the face of such disclosure.  No information set forth on any Schedule hereto shall be deemed to broaden in any way the scope of the Company’s representations and warranties.  The inclusion of an item on any Schedule hereto is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement.  Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, copies of which have been Made Available to the Buyer.  No disclosure in any Schedule hereto relating to any possible breach or violation of any agreement, Authorization or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

9.9.         Counterparts.  This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

9.10.       Expenses.  All legal and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

9.11.       Third Party Beneficiaries.  The Indemnified Persons referenced in Section 5.8 of this Agreement are intended third party beneficiaries of the covenants, agreements, representations and warranties in such Section.  No employee of the Company shall be considered a third party beneficiary of Sections 5.10 or 5.13.  Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall be construed as giving any third party any right, remedy or claim under or in respect of this Agreement or any provision hereof.

9.12.       Publicity.  No party shall issue a press release or make any other public announcement concerning the Transactions without the prior written consent of the Seller and the Buyer,  except that either the Seller, on the one hand, or Neenah, on the other hand, may make any public disclosure it believes in good faith with the advice of legal counsel is required by applicable Legal Requirements, in which case it will use reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

9.13.       Construction of Agreement.

(a)           Severability.  If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

(b)           No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)           Headings.  The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d)           Currency.  Unless otherwise specified herein, any references to “dollars”, “$” or other dollar amounts in this Agreement shall mean the lawful currency of United States.

(e)           Business Days.  Any reference to a “business day” shall mean any day except Saturday, Sunday, any statutory holiday in the State of Delaware or any other day on which the principal chartered banks in the State of Delaware are closed for business.

(f)            Calculation of Days.  When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date from which such period is calculated shall be excluded.  If the last day of such period is a non-business day, the period in question shall end on the next business day.

(g)           Pronouns.  All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

(h)           Effect of Reference Date on Representations and Warranties.  For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, all historical representations and warranties of the Seller or the Company are given only since the Reference Date (whether or not such qualifying language appears in all applicable circumstances throughout ARTICLE II and ARTICLE III).

(i)            Legal Requirements and Documents.  Unless otherwise specified, (i) any references herein to any Legal Requirement shall be construed as a reference thereto as in effect from time to time, and (ii) any reference to this Agreement or any other document is a reference to this Agreement or such other document as amended, restated and supplemented from time to time and includes all schedules and exhibits thereto.

(j)            References to this Agreement.  The words “hereof,” “herein,” “hereto”, “hereunder”, “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(k)           Including.  Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(l)            Knowledge.  Any reference to “to the knowledge of the Company”, “to the Company’s knowledge”, or any other similar phrase shall mean the actual knowledge, after reasonable inquiry, of Stephen P. DeFalco, Douglas S. Prince, James W. Hackett, Jr., Dennis G. Lockyer, and Peter Oligny.

(m)          Made Available.  As used herein, the term “Made Available” means, with respect to any document or information, that the same has been (i) made available or otherwise accessible to the Buyer as of the Closing Date by means of the virtual data room established by the Company or (ii) otherwise delivered, made available or provided to the Buyer or its Representatives electronically, physically, orally or by other means by or on behalf of the Company, the Seller, an Affiliate or one or more of the respective Representatives of each.

(n)           Material.  Where the word “material” is used in this Agreement, it means “material to the Company and the Subsidiaries, taken as a whole.”

9.14.       Waiver of Conflicts. Neenah (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that:  (a) the Seller shall have the right to retain Choate, Hall & Stewart LLP (the “Designated Firm”) to represent its interests in any dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the Transactions (a “Dispute”); (b) Neenah (on behalf of itself and its Affiliates, including the Company) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Seller by the Designated Firm in any Dispute; (c) all communications between or among any of the Seller, the Company, or any of their respective Affiliates, directors, officers, employees, agents or representatives, on the one hand, and the Designated Firm, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or otherwise relating to any potential sale of the Company (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications; (d) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Seller; and (e) to the extent Neenah or any of its Affiliates (including the Company) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Seller, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.

9.15.       Index of Defined Terms.  The following terms, as used in this Agreement, have the meanings given to them in the Section or place indicated below:

Term:	Section or Place Where Defined:

338(h)(10) Election	Section 5.7(g)(i)
Affiliate	Section 1.3(a)
Acquired Business	Section 5.16(b)
Acquired Company	Section 5.16(b)
Agreement	Preamble
Authorizations	Section 2.17
Base Purchase Price	Section 1.3(a)
BBH	Section 1.3(a)
Benefit Plans	Section 2.21(a)
Business	Introduction
Buyer	Preamble
Buyer Indemnified Parties	Section 7.2
Buyer’s Plans	Section 5.10(f)
Cause	Section 5.13(b)
Claim Response	Section 7.4(a)
Closing	Section 1.2
Closing Cash	Section 1.3(a)
Closing Date	Section 1.2
Closing Indebtedness	Section 1.3(a)
Closing Purchase Price	Section 1.3(a)
Closing Purchase Price Certificate	Section 1.5(a)
Closing Sale Bonuses	Section 1.3(a)
Closing Working Capital	Section 1.3(a)
Closing Target Working Capital	Section 1.3(a)
COBRA	Section 5.10(c)
Code	Introduction
Company	Preamble
Company Charter Documents	Section 2.1
Company Employee	Section 2.20
Company Intellectual Property	Section 2.13(e)
Company Material Adverse Effect	Section 1.3(a)

Term:	Section or Place Where Defined:

Competing Business	Section 1.3(a)
Confidential Information	Section 5.16(a)
Contest	Section 5.7(e)
Continuing Employees	Section 5.10(b)
Cost of Goods Sold	Section 1.6(b)
Courts	Section 9.4
Coverage Amount	Section 7.5(b)
Crane	Preamble
Cut-Off Date	Section 7.1
Delayed Sales	Section 1.6(i)
Designated Firm	Section 9.14
Disability Leave Employee	Section 5.10(f)
Dispute	Section 9.14
Disputed Earnout Payment Notice	Section 1.6(e)
Disputed Items	Section 1.5(b)
Disputed Items Notice	Section 1.5(b)
Divestiture Threshold	Section 5.16(b)
Earnout Disputed Items	Section 1.6(e)
Earnout Payment	Section 1.6(a)
Earnout Payment Notice	Section 1.6(d)
Earnout Period	Section 1.6(a)
Earnout Sale Bonuses	Section 1.3(a)
Elections Under Section 338 for Corporations Making Qualified Stock Purchases	Section 5.7(g)(i)
Environmental Condition	Section 2.22(g)(i)
Environmental Laws	Section 2.22(g)(ii)
Environmental Policy	Section 5.17
Environmental Reps	Section 7.1
ERISA	Section 2.21(a)
ERISA Affiliate	Section 2.21(c)
Estimated Closing Purchase Price	Section 1.3(a)
Estimated Closing Purchase Price Certificate	Section 1.3(b)
Financial Statements	Section 2.8
Fundamental Reps	Section 7.1
Funds Flow	Section 1.3(b)
GAAP	Section 1.3(a)
Governmental Authority	Section 1.3(a)
Gross Profit	Section 1.6(b)
Hazardous Substance	Section 2.22(g)(iii)
HSR Act	Section 2.5
Indemnified Persons	Section 5.8(a)
Independent Accounting Firm	Section 1.5(c)
Intellectual Property	Section 2.13(e)

Term:	Section or Place Where Defined:

Intercompany Agreements	Section 5.11
Interim Balance Sheet	Section 2.8
IP Licenses	Section 2.13(c)
Lease	Section 2.11(b)
Legal Proceeding	Section 5.4(c)
Legal Requirement(s)	Section 2.16(a)
Lien	Section 1.3(a)
Losses	Section 7.5
Made Available	Section 9.13(m)
Material Contracts	Section 2.10
Multiplier	Section 7.5
Neenah	Preamble
Net Sales	Section 1.6
Ongoing Services Agreement	Section 6.1(i)
Owned Real Property	Section 2.11(a)
Parent	Preamble
Permitted Liens	Section 2.12
Person	Section 1.3(a)
Personal Information	Section 5.1(a)
Post-Closing Agreements	Section 6.1(i)
Pre-Closing Tax Periods	Section 5.7(b)
Prior Service	Section 5.10(f)
Proceeding	Section 5.8(a)
Protected Seller Communications	Section 9.14
Purchase Price	Section 1.3(a)
Purchased Securities	Section 1.1
Reference Date	Section 2.13(d)
Release	Section 2.22(g)(iv)
Remedies Exceptions	Section 2.6
Representative	Section 1.3(a)
Response Actions	Section 7.2(b)
Response Period	Section 7.4(a)
Return to Work Date	Section 5.10(f)
Sale Bonuses	Section 1.3(a)
Securities Act	Section 4.5
Seller	Preamble
Seller 401(k) Plan	Section 5.10(e)
Seller Flexible Spending Account	Section 5.10(d)
Seller Indemnified Parties	Section 7.3
Seller’s Expenses	Section 1.3(a)
Senior Credit Facility	Section 6.1(j)
Surviving Agreements	Section 5.11
Tax(es)	Section 2.18(g)
Tax Asset	Section 7.5(b)

Term:	Section or Place Where Defined:

Tax Benefit	Section 7.5(b)
Tax Item	Section 7.5(b)
Tax Purchase Price	Section 5.7(g)
Technology	Section 2.13(e)
Territory	Section 5.16(b)
Title Commitment	Section 2.11(a)
Transactions	Section 1.1
Transition Services Agreement	Section 6.1(i)
Withholding Amount	Section 1.4(c)
WWT Services Agreement	Section 6.1(i)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

BUYER:	NEENAH FILTRATION, LLC

	By:	/s/ John P. O’Donnell
	Name:	John P. O’Donnell
	Title:	President and Chief Executive Officer

PARENT:	NEENAH PAPER, INC.

	By:	/s/ John P. O’Donnell
	Name:	John P. O’Donnell
	Title:	President and Chief Executive Officer

COMPANY:	CRANE TECHNICAL MATERIALS, INC.

	By:	/s/ Douglas S. Prince
	Name:	Douglas S. Prince
	Title:	Treasurer

SELLER:	CRANE & CO., INC.

	By:	/s/ Douglas S. Prince
	Name:	Douglas S. Prince
	Title:	CFO

ANNEXES, SCHEDULES AND EXHIBITS

The following schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

Schedule 1.3(b) - Sample Calculation of Closing Working Capital

Schedule 1.6(a) - Earnout Payment Calculation Examples

Schedule 1.6(b) - Sample Calculation of Gross Profit

Exhibit 6.1(i)-1 - Transition Services Agreement

Exhibit 6.1(i)-2 - WWT Services Agreement

Exhibit 6.1(i)-3 - Easement Agreement for Well Water

Company Disclosure Schedules

Schedule 2.3 - Foreign Qualifications
Schedule 2.5 - No-Conflict; Required Consents and Approvals
Schedule 2.7 - Capitalization
Schedule 2.8 - Deviations from GAAP
Schedule 2.9 - No Material Adverse Change
Schedule 2.10 - Material Contracts
Schedule 2.11 - Real Property
Schedule 2.12 - Personal Property
Schedule 2.13 - Intellectual Property
Schedule 2.14 - Warranty Claims
Schedule 2.15 - Customers and Vendors
Schedule 2.16 - Compliance with Legal Requirements
Schedule 2.17 - Licenses and Permits
Schedule 2.18 - Taxes
Schedule 2.19 - Litigation
Schedule 2.20A - Employees
Schedule 2.20B - Compensation
Schedule 2.21 - Benefit Plans
Schedule 2.22 - Environmental Laws
Schedule 2.23 - Insurance
Schedule 2.24 - Affiliate Transactions
Schedule 5.2 - Conduct of Business
Schedule 5.4 - Third Party Consents
Schedule 5.10(a) - Benefit Plans
Schedule 5.10(b) - 3rd Party Covered Welfare Plan Claims
Schedule 5.11 - Intercompany Arrangements

Schedule 1.3(a)

Closing Working Capital

“Closing Working Capital” means as of immediately prior to the Closing, (i) all accounts receivable and inventory of the Company (excluding for this purpose any amounts owed to the Company under intercompany accounts and arrangements, the Closing Cash, prepaid expenses and other current assets and deferred tax assets), minus (ii) all accounts payable, accrued liabilities, and other current liabilities of the Company (excluding for this purpose all liabilities of the Company under intercompany accounts and arrangements, all Closing Indebtedness, Sale Bonuses, Seller’s Expenses (in the case of each of the Closing Indebtedness, Sale Bonuses and Seller’s Expenses, to the extent paid in accordance with the terms hereof) and all tax liabilities).  Closing Working Capital shall be determined in accordance with GAAP as in effect on the date of this Agreement using the same methods, practices and principles used by the Company to prepare the December 31, 2013 unaudited Financial Statements.  For purposes of clarity, (a) any new reserve such as reserves for returns or cash discounts on customer payments which Neenah adopts to bring the Company’s financial statements into full compliance with GAAP shall be excluded from this calculation, and (b) any adjustments to existing reserves already accounted for by the Company, such as lower of cost or market (“LCM”) or obsolete inventory will be included to the extent required by GAAP.  For the avoidance of doubt, it is understood that the calculation of the Closing Working Capital shall be without duplication of any liability and shall exclude (v) any liability or amount included within the definition of Closing Indebtedness, (w) any Taxes or other amounts for which the Seller is responsible under any other provision of this Agreement, (x) all fees and expenses incurred by or for the account of Neenah or any of its Affiliates, (y) the effect of purchase accounting and/or any other accounting changes, adjustments, treatments or reclassifications arising as a result of the Closing and the Transactions and (z) the effects of any actions taken by Neenah or its Affiliates before or after the Closing.

“Estimated Working Capital” means “Closing Working Capital” except calculated as of May 31, 2014.

Schedule 1.3(b) attached hereto contains an illustrative example of the calculation of Closing Working Capital.

[EXPLANATORY NOTE: “***” indicates the portion of this schedule that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Schedule 1.6

Earnout Payment

The terms and conditions of the Earnout Payment are set forth below:

(a)           The Earnout Payment shall be based upon the Gross Profit (as hereinafter defined) earned by the Business during the period from January 1, 2014 through December 31, 2014 (the “Earnout Period”), and shall be determined as follows:

(i)            if the Gross Profit during the Earnout Period is less than $***, there shall be no Earnout Payment;

(ii)           if the Gross Profit during the Earnout Period is greater than or equal to $***, the Earnout Payment shall be $13,000,000; and

(iii)         if the Gross Profit during the Earnout Period is greater than or equal to $*** and less than $***, the Earnout Payment shall be an amount determined on a straight-line basis between $0 and $13,000,000, as illustrated on Schedule 1.6(a) attached hereto.

(b)           Gross Profit Calculation.  As used herein, “Gross Profit” means an amount equal to (i) Net Sales (as hereinafter defined) of the Business during the Earnout Period, minus (ii) Cost of Goods Sold (as hereinafter defined) of the Business during the Earnout Period, and shall be determined in accordance with GAAP as in effect on the date of this Agreement using the same methods, practices and principles used by the Company to prepare unaudited Financial Statements as of December 31, 2013.  As used herein, “Net Sales” means the sum of all sales of the Business minus (A) trial sales relating to research and development, and (B) sales allowances and sales discounts.  As used herein, “Cost of Goods Sold” means, with respect to the products from which Net Sales for the Earnout Period are derived, and without duplication, (i) the cost of parts and raw materials, including third-party freight or shipping charges, (ii) the cost of third-party product storage, (iii) labor costs for direct and indirect employees of the Business who produce such products, including fringe benefits for such employees but excluding any 401(k) plan contributions, bonuses, or other profit sharing expenses relating to such employees, (iv) utility costs incurred by Company, including electricity, steam, gas, and water/sewer (excluding clarifier charges) (v) maintenance costs, including materials, labor, benefits (excluding any 401(k) plan contributions, bonuses, or other profit sharing expenses related to such employees) related to direct and indirect assets and buildings associated with manufacturing of such products, (vi) depreciation with respect to any buildings, land, machinery, or other indirect assets used for and in support of the manufacturing of such products, and (vii) any manufacturing overhead costs, including property taxes and insurance, provided that the aggregate cost of the following items during the Earnout Period shall for all purposes of this Schedule 1.6 be deemed to equal $*** (viii) economic and operational variances to standard costs.  For the avoidance of doubt, Cost of Goods Sold shall exclude all other labor costs and

[EXPLANATORY NOTE: “***” indicates the portion of this schedule that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

overhead not related to the manufacturing of products (such as selling, marketing, general business administration or R&D), all costs associated with producing products for trial sales relating to research and development, all other Taxes, all interest expense, all other depreciation, all expenses relating to the Transactions, all amortization of goodwill relating to the Transactions, the effect of purchase accounting and/or any other accounting changes, adjustments, treatments or reclassifications arising as a result of the Closing and the Transactions, all severance costs, all indemnification obligations and all expenses relating to any Tax sharing or other intercompany arrangements.  For purposes of clarity, (x) any changes in GAAP accounting rules from and after the date of the Agreement shall not affect the calculation of Gross Profit, (y) any new reserve such as reserves for returns or cash discounts on customer payments which Neenah adopts to bring the Company’s financial statements into full compliance with GAAP shall be excluded from this calculation, and (z) any adjustments to existing reserves already accounted for by the Company, such as LCM or obsolete inventory will be included to the extent required by GAAP.  A sample Gross Profit calculation is set forth on Schedule 1.6(b) attached hereto, and Gross Profit for the Earnout Period shall be calculated in a manner consistent with such sample calculation.  The Parties agree that for all purposes of this Section 1.6 the Gross Profit for the year ended December 31, 2013 was $***.   For the avoidance of doubt, all references in this Schedule 1.6 to the Business shall include the Company.

(c)           Quarterly Information.  The Buyer shall within thirty (30) days after September 30, 2014, provide the Seller with unaudited financial statements of the Company for such fiscal quarter end together with calculations of Gross Profit of the Business for the Earnout Period through such fiscal quarter end, following the form of Schedule 1.6(b).  For the avoidance of doubt, the Seller’s receipt of such statements and calculations shall not constitute the Seller’s agreement with or acceptance of such statements or calculations.

(d)           Earnout Determination.  The determination of whether amounts are due under the terms and conditions set forth in this Schedule 1.6 initially shall be made in good faith by the Buyer, and written notice thereof attaching the Buyer’s calculations of the Earnout Payment and Gross Profit following the forms of Schedules 1.6(a) and 1.6(b) and the unaudited financial statements of the Business on which such calculations are based (the “Earnout Payment Notice”) shall be delivered to the Seller not later than ninety (90) days after the end of the Earnout Period.  At the time the Buyer delivers the Earnout Payment Notice, an officer of the Parent shall also deliver to the Seller a certificate confirming the compliance by the Company and Neenah with the covenants contained in paragraph 1.6(i) (“Earnout Payment Covenants”) of this Schedule 1.6.

(e)           Seller’s Right to Dispute Earnout.  The Seller shall have the right to dispute the Buyer’s calculation of the Earnout Payment by delivering written notice (the “Disputed Earnout Payment Notice”) to the Buyer within ninety (90) days after the date of the Earnout Payment Notice, stating that the Seller objects to the Buyer’s calculations set forth in the Earnout Payment Notice, describing the basis for such objection in reasonable detail.  The Seller and the Buyer will attempt to agree upon the Earnout Payment as promptly as practicable thereafter.  If the Seller does not deliver the Disputed Earnout Payment Notice to the Buyer within ninety (90) days after the date of the Earnout Payment Notice, the Buyer’s calculation of the Earnout Payment specified in the Earnout Payment Notice will be presumed to be true and correct, subject to any claims that the Seller may have for breach by the Company and/or Neenah of their obligations hereunder, provided that any such claims by the Seller must be made no later than December 31, 2015.

(f)            Arbitration of Certain Disputes.  If the Seller and the Buyer are unable to agree upon the Earnout Payment within thirty (30) days after delivery of the Disputed Earnout Payment Notice and the dispute is limited to the mathematical calculation of the applicable amount or compliance with GAAP, the Seller and the Buyer may engage an Independent Accounting Firm, selected in the same manner described in Section 1.5(c) of this Agreement (which may or may not be the same firm, if any, which resolved any dispute with respect to working capital), to resolve any such accounting dispute with respect to the calculation of the Earnout Payment.  The Independent Accounting Firm will (i) address only the calculation of the Earnout Payment as disputed by the Disputed Earnout Payment Notice and may not assign a value greater than the greatest value claimed for any specific item by either party or smaller than the smallest value claimed for such item by either party and (ii) re-calculate the Earnout Payment.  The Buyer and the Seller will each have the same opportunity to present its position and submit materials regarding the disputed Earnout Payment calculation to the Independent Accounting Firm.  The Independent Accounting Firm will make a written determination of the Earnout Payment within thirty (30) days after being selected and such determination will be final and binding on the parties with respect to any accounting dispute related thereto.  The fees, costs and expenses of the Independent Accounting Firm shall be borne by the parties in the same manner described in Section 1.5(c) of this Agreement.  If any party elects to have the Courts, rather than an Independent Accounting Firm, resolve any dispute under this Schedule 1.6 (including with respect to any breach or alleged breach of the covenants contained herein), then such party may initiate a proceeding in court consistent with Section 9.4 of the Agreement.

(g)           Access to Information.  The Seller and its Representatives will be given full access at all reasonable times to (and shall be allowed to make copies of) the books and records of Neenah and the Company and to any personnel of Neenah and the Company reasonably requested by such Persons, in each case in connection with the determination of the Earnout Payment or any dispute relating thereto.  The rights of the Seller under this Agreement shall not be prejudiced by the failure of Neenah or the Company to comply with this Section.

(h)           Earnout Payment.  Within five (5) days following delivery of the Earnout Payment Notice, Neenah shall pay to the Seller an amount equal to the Earnout Payment, if any, calculated by the Buyer as set forth in the Earnout Payment Notice.  Acceptance of any such payment shall not be deemed a waiver of the Seller’s rights to dispute the Buyer’s calculations set forth in the Earnout Payment Notice or to otherwise bring a claim with respect to any breach of this Schedule 1.6.  If there is a dispute with respect to the amount of the Earnout Payment due, and it is finally determined in accordance with the terms and conditions set forth in this Schedule 1.6 or in any arbitration or Proceeding that the Earnout Payment earned exceeds the amount, if any, that Neenah has previously paid pursuant to this paragraph (h), then within five (5) days after such final determination Neenah shall pay to the Seller an amount equal to the Earnout Payment as finally determined minus the amount of such prior payment.  Promptly, and in any event within 30 days, following the Seller’s actual receipt of an Earnout Payment, the Seller will pay the appropriate portion of any Earnout Sale Bonuses (less the applicable Withholding Amount) in the amounts and to the Persons entitled to receive such Earnout Sale Bonuses.  Neenah shall make any Earnout Payments by wire transfer of immediately available funds.

(i)            Earnout Period Covenants.  The parties acknowledge that the ability of the Seller to earn the Earnout Payments is a material inducement to the Seller to enter into this Agreement.  During the period from the Closing to the expiration of the Earnout Period, the Company and Neenah shall:

(i)            operate the Business in good faith and shall not take (or fail to take) any action outside the ordinary course of business or which is inconsistent with the past practices of the Business with the intent or expectation of limiting the Seller’s ability to receive all or any portion of the Earnout Payment;

(ii)           act in good faith with respect to the generation and calculation of Gross Profit;

(iii)         ensure that the Company has adequate capital and cash to conduct its sales operations and pay its expenses;

(iv)          use commercially reasonable efforts, in the ordinary course of business consistent with past practice, to carry on and preserve the Business and its relationships with customers, distributors, advertisers, suppliers, employees, consultants, licensors, licensees and others with whom the Company has contractual or other business relations;

(v)           use commercially reasonable efforts, in the ordinary course of business consistent with past practice, to cause the Business to continue to provide substantially similar products to its customers at substantially similar pricing as the Business provided prior to the Closing, provided that the Company and/or Neenah may alter pricing for the Business if their intention and commercially reasonable expectation in doing so is that the changed pricing will not cause any decrease in Net Sales during the Earnout Period;

(vi)          not transfer or terminate without “Cause” (as defined in Section 5.13(b)) the employment of, Dennis Lockyer, Bruce Andrews, Benjamin Bonnell, Benny David, Shawn Littrell, Michael Sanginetti or Peter Oligny;

(vii)        not reduce or otherwise materially diminish the value of any sales commission or similar incentive arrangement with any employee or consultant of the Business that would reasonably be expected to negatively affect the Gross Profit of the Business; provided, however, that for the avoidance of doubt, Neenah may adjust the incentive compensation targets under any bonus arrangement or opportunity for any Continuing Employee;

(viii)       not enter into any agreement or arrangement with the intent of shifting, or that would reasonably be expected to shift, any Gross Profit out of the Business;

(ix)          not take (or fail to take) any action with the intention, or commercially reasonable expectation, of causing a shipment not to be made on time or on the earliest practicable date such that one or more sales (the “Delayed Sales”) take place following rather than during the Earnout Period;

(x)           not (A) sell, lease, spin off or otherwise dispose of all or any portion of the Business or the assets related thereto, (B) cause or permit the Company to dissolve, wind up, liquidate, merge or consolidate or (C) cause or permit Neenah’s record and beneficial ownership of the Company to drop below 100%;

(xi)          not directly or indirectly create or assist in the creation or operation of any entity that would compete with the technical materials business of the Company as conducted in the one (1) year period prior to Closing;

(xii)        not enter into any agreement or arrangement that would prohibit or restrict in any manner the Company’s or Neenah’s ability to pay any Earnout Payment;

(xiii)       not cause or permit the transfer of all or any material portion of the Company’s business with any customer of the Business to an Affiliate; and

(xiv)       not take (or fail to take) any other action or enter into any agreement or commitment with the intent to avoid the Earnout Payment obligations hereunder.

In the event of any breach by the Company, Neenah or any of their Affiliates of any covenant contained in clauses (ii), (x), and (xiv) of this paragraph 1.6(i), or in the event the Parent, the Buyer or the Company is acquired during the Earnout Period (whether by merger, amalgamation or consolidation, purchase of assets or equity interests or any other manner), the maximum Earnout Payment of $13,000,000 shall be deemed to have been earned hereunder.  For purposes of clarification, good faith differences in interpretation of the application of GAAP shall not be deemed to be a violation of (ii) above.  In the event of any breach or alleged breach by the Company, Neenah or any of their Affiliates of any of the other covenants contained in this paragraph 1.6(i) or any other covenant or provision contained in this Schedule 1.6, the Seller may seek damages and may pursue any other available remedy for such breach or alleged breach, notwithstanding any provision of this Agreement to the contrary.  In the event of any breach of the covenant contained in clause (ix) of this paragraph 1.6(i), the aggregate value of any Delayed Sales shall be added to the Net Sales of the Business during the Earnout Period for all purposes of this Schedule 1.6.  Except as provided above, Buyer has no obligation to operate the Company in order to achieve any Earnout Payment or to maximize the amount of any Earnout Payment. Seller acknowledges that there is no assurance that Seller will receive any Earnout Payment and Buyer has not promised or projected any Earnout Payment.

(j)            Right of Set-Off.  In the event there are one or more pending claims by a Buyer Indemnified Party for indemnification under Section 7.2 of the Agreement at such time as an Earnout Payment becomes due and payable pursuant to the terms and conditions set forth in this Schedule 1.6, Neenah may deposit the portion of the Earnout Payment equal to the aggregate amount then subject to such pending claim(s) with an escrow agent and pursuant to an escrow agreement that in each case is acceptable to the Seller in its reasonable discretion, provided, that if the amount subject to such a pending claim is not then capable of determination, Neenah shall make a reasonable good faith estimate of the value of such claim and, with the Seller’s prior written consent regarding such estimated value (not to be unreasonably withheld or delayed), shall deposit an amount equal to such estimated value with the escrow agent.  In the event the Seller has not satisfied any indemnification obligation finally determined (by a final, non-appealable order of a court of competent jurisdiction or by written agreement of the Seller and the Buyer Indemnified Party) to be owed by it under Article 7 of the Agreement at such time as an Earnout Payment becomes due and payable pursuant to the terms and conditions set forth in this Schedule 1.6, Neenah may satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against the portion of the Earnout Payment equal to the amount of such obligation.  For the avoidance of doubt, (i) any amount not the subject of any pending indemnification claim under Section 7.2 of the Agreement shall be paid to the Seller as set forth in paragraph (h) of this Schedule 1.6, and (ii) the Company and Neenah shall not have any set-off rights except as provided for in this paragraph (j).

(k)           Treatment of Earnout Payments.  To the maximum extent permitted by law, it is the intention of the parties to treat any Earnout Payment made under this Agreement as an adjustment to the Purchase Price for all purposes, and the parties agree to file their Tax Returns accordingly.